- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------



                                     SECOND

                              AMENDED AND RESTATED

                            ASSET PURCHASE AGREEMENT

                                   DATED AS OF

                                OCTOBER 28, 1994

                                  BY AND AMONG

                          KOLL REAL ESTATE GROUP, INC.

                            (and Certain Affiliates)

                                       AND

                    KATHRYN G. THOMPSON CONSTRUCTION COMPANY

                                       AND

                          MONTARA OCEANSIDE HOMES, INC.

                                       AND

                               MYSTRA HOMES, INC.



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- -------------------------------------------------------------------------------

                                TABLE OF CONTENTS

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


SCHEDULES AND EXHIBITS . . . . . . . . . . . . . . . . . . . . . . . . . . .  iv

DEFINED TERMS CROSS-REFERENCE SHEET. . . . . . . . . . . . . . . . . . . . .   v

ARTICLE I     PURCHASE OF ASSETS AND ASSUMPTION OF LIABILITIES . . . . . . .   1
   Section 1.01  Purchase and Sale of Assets . . . . . . . . . . . . . . . .   1
   Section 1.02  Assumption of Liabilities . . . . . . . . . . . . . . . . .   5
   Section 1.03  Purchase Price. . . . . . . . . . . . . . . . . . . . . . .   5
   Section 1.04  Allocation of Purchase Price. . . . . . . . . . . . . . . .   6

ARTICLE II    THE CLOSING. . . . . . . . . . . . . . . . . . . . . . . . . .   6
   Section 2.01  The Closing . . . . . . . . . . . . . . . . . . . . . . . .   6
   Section 2.02  Actions to Be Taken at Closing. . . . . . . . . . . . . . .   7
   Section 2.03  Conditions to Obligation of Buyers. . . . . . . . . . . . .  10
   Section 2.04  Conditions to Obligation of Sellers . . . . . . . . . . . .  12

ARTICLE III   REPRESENTATIONS AND WARRANTIES OF SELLERS. . . . . . . . . . .  14
   Section 3.01  Due Organization, Authorization, Etc. . . . . . . . . . . .  14
   Section 3.02  No Conflict or Default. . . . . . . . . . . . . . . . . . .  14
   Section 3.03  Compliance with Law . . . . . . . . . . . . . . . . . . . .  15
   Section 3.04  Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
   Section 3.05  Litigation. . . . . . . . . . . . . . . . . . . . . . . . .  15
   Section 3.06  Tangible Assets . . . . . . . . . . . . . . . . . . . . . .  16
   Section 3.07  State of Facts. . . . . . . . . . . . . . . . . . . . . . .  16
   Section 3.08  Absence of Defaults . . . . . . . . . . . . . . . . . . . .  16
   Section 3.09  Title to and Condition of KGTC Assets, Acquired Assets and
                 Partnership Assets . . . . . . . . . . . . . . . . . . . .   16
   Section 3.10  Hazardous Materials . . . . . . . . . . . . . . . . . . . .  18
   Section 3.11  Subsequent Changes. . . . . . . . . . . . . . . . . . . . .  19
   Section 3.12  Financial Statements. . . . . . . . . . . . . . . . . . . .  19
   Section 3.13  No Infringement . . . . . . . . . . . . . . . . . . . . . .  19
   Section 3.14  Restrictions on Business Activities . . . . . . . . . . . .  19
   Section 3.15  Certain Agreements. . . . . . . . . . . . . . . . . . . . .  20
   Section 3.16  Plans . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
   Section 3.17  Labor Matters . . . . . . . . . . . . . . . . . . . . . . .  20
   Section 3.18  Employees and Labor Relations . . . . . . . . . . . . . . .  21
   Section 3.19  Major Contracts . . . . . . . . . . . . . . . . . . . . . .  21
   Section 3.20  Disclosure. . . . . . . . . . . . . . . . . . . . . . . . .  23
   Section 3.21  Brokers, Finders. . . . . . . . . . . . . . . . . . . . . .  23
   Section 3.22  MHI Option Agreement. . . . . . . . . . . . . . . . . . . .  23
   Section 3.23  KGTC Capitalization . . . . . . . . . . . . . . . . . . . .  23
   Section 3.24  Title to KGTC Stock . . . . . . . . . . . . . . . . . . . .  23

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                                       (i)


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

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                                                                            ----
ARTICLE IV    REPRESENTATIONS AND WARRANTIES OF BUYERS . . . . . . . . . . .  24
   Section 4.01  Organization of Buyers. . . . . . . . . . . . . . . . . . .  24
   Section 4.02  Authority . . . . . . . . . . . . . . . . . . . . . . . . .  24
   Section 4.03  No Conflict or Default. . . . . . . . . . . . . . . . . . .  24
   Section 4.04  Litigation. . . . . . . . . . . . . . . . . . . . . . . . .  24
   Section 4.05  Disclosure. . . . . . . . . . . . . . . . . . . . . . . . .  24
   Section 4.06  Brokers, Finders. . . . . . . . . . . . . . . . . . . . . .  25
   Section 4.07  Shares. . . . . . . . . . . . . . . . . . . . . . . . . . .  25
   Section 4.08  Warrants. . . . . . . . . . . . . . . . . . . . . . . . . .  25

ARTICLE V     PRE-CLOSING COVENANTS. . . . . . . . . . . . . . . . . . . . .  25
   Section 5.01  General . . . . . . . . . . . . . . . . . . . . . . . . . .  25
   Section 5.02  Notices and Consents. . . . . . . . . . . . . . . . . . . .  25
   Section 5.03  Pre-Closing Operation of the Business . . . . . . . . . . .  26
   Section 5.04  Notice of Developments. . . . . . . . . . . . . . . . . . .  27
   Section 5.05  Exclusivity . . . . . . . . . . . . . . . . . . . . . . . .  27
   Section 5.06  Confidentiality . . . . . . . . . . . . . . . . . . . . . .  27
   Section 5.07  Buyers' Investigation . . . . . . . . . . . . . . . . . . .  28
   Section 5.08  Maintenance of Insurance Benefits.. . . . . . . . . . . . .  28

ARTICLE VI    POST-CLOSING COVENANTS . . . . . . . . . . . . . . . . . . . .  28
   Section 6.01  Further Assurances. . . . . . . . . . . . . . . . . . . . .  28
   Section 6.02  Litigation Support and Insurance Claims . . . . . . . . . .  28
   Section 6.03  Transition. . . . . . . . . . . . . . . . . . . . . . . . .  29
   Section 6.04  Continued Use of Name . . . . . . . . . . . . . . . . . . .  29
   Section 6.05  Post-Closing Employee Matters and Transition Period
                 Payments . . . . . . . . . . . . . . . . . . . . . . .  . .  29
   Section 6.06  Liability Insurance . . . . . . . . . . . . . . . . . . . .  30
   Section 6.07  Sharing of Contract Rights. . . . . . . . . . . . . . . . .  30
   Section 6.08  Covenant Not to Compete.. . . . . . . . . . . . . . . . . .  30
   Section 6.09  KREG Board Representation . . . . . . . . . . . . . . . . .  32
   Section 6.10  Incentive Compensation. . . . . . . . . . . . . . . . . . .  32
   Section 6.11  Tax Election Forms. . . . . . . . . . . . . . . . . . . . .  32
   Section 6.12  Notes . . . . . . . . . . . . . . . . . . . . . . . . . . . .32

ARTICLE VII   INDEMNIFICATION. . . . . . . . . . . . . . . . . . . . . . . .  32
   Section 7.01  Survival. . . . . . . . . . . . . . . . . . . . . . . . . .  32
   Section 7.02  Indemnification Provisions for Benefit of Buyers. . . . . .  32
   Section 7.03  Indemnification Provisions for Benefit of Sellers . . . . .  33
   Section 7.04  Matters Involving Third Parties . . . . . . . . . . . . . .  34

ARTICLE VIII  TERMINATION. . . . . . . . . . . . . . . . . . . . . . . . . .  35
   Section 8.01  Termination of Agreement. . . . . . . . . . . . . . . . . .  35
   Section 8.02  Effect of Termination . . . . . . . . . . . . . . . . . . .  36

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                                       (ii)

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ARTICLE IX    MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . . . .  36
   Section 9.01  No Third-Party Beneficiaries. . . . . . . . . . . . . . . .  36
   Section 9.02  Entire Agreement. . . . . . . . . . . . . . . . . . . . . .  36
   Section 9.03  Succession and Assignment . . . . . . . . . . . . . . . . .  36
   Section 9.04  Headings. . . . . . . . . . . . . . . . . . . . . . . . . .  36
   Section 9.05  Notices . . . . . . . . . . . . . . . . . . . . . . . . . .  36
   Section 9.06  Governing Law . . . . . . . . . . . . . . . . . . . . . . .  37
   Section 9.07  Amendments and Waivers. . . . . . . . . . . . . . . . . . .  37
   Section 9.08  Severability. . . . . . . . . . . . . . . . . . . . . . . .  37
   Section 9.09  Construction. . . . . . . . . . . . . . . . . . . . . . . .  37
   Section 9.10  Incorporation of Schedules. . . . . . . . . . . . . . . . .  38
   Section 9.11  Time of the Essence . . . . . . . . . . . . . . . . . . . .  38
   Section 9.12  Attorneys' Fees . . . . . . . . . . . . . . . . . . . . . .  38
   Section 9.13  Business Day. . . . . . . . . . . . . . . . . . . . . . . .  38
   Section 9.14  Counterparts. . . . . . . . . . . . . . . . . . . . . . . .  38


                                      (iii)

                                   SCHEDULES AND EXHIBITS


SCHEDULES:
- ---------
   1.01-A        Retained Assets
   1.01-B        Land and Improvements
   1.01-C        Personal Property
   1.01-D        Trademarks and Trade Names
   1.01-E        Permits and Licenses
   1.01-F        Leases
   1.01-G        Contracts
   1.01-I        Partnerships' Development Plans, Marketing Studies and Cash
                 Flow and Income Projections
   1.01-BI       Partnership Land and Improvements
   1.01-CI       Partnership Personal Property
   1.01-DI       Partnership Trademarks and Trade Names
   1.01-EI       Partnership Permits and Licenses
   1.01-FI       Partnership Leases
   1.01-GI       Partnership Contracts
   1.01-HI       Partnership Insurance Policies and Warranties
   1.02-A        Assumed Liabilities of KGTCC
   1.02-B        Assumed Liabilities of MHI
   1.04          Allocation of Purchase Price
   2.02          Consents
   2.02-(c)      Insurance Policies and Warranties
   III           Disclosure Schedule
   3.04          Schedule of Fees and Exactions
   3.05          Contingent Liabilities
   3.07          KGTC Obligations
   3.09(c)       Residential Work Requests
   3.09(e)       Bonds and Letters of Credit
   3.12          Financial Statements
   3.16-A        Employee Benefit Plans
   3.16-B        Amended Employee Benefit Plans
   3.18-A        Employee Names (Seller)
   3.18-B        Unemployment Compensation Claims
   3.18-C        Consultation or Employment Contracts



EXHIBITS:
- ---------
   A             Form of Note
   B             Tax Election Forms



                                      (iv)

                 DEFINED TERMS CROSS-REFERENCE SHEET


DEFINED TERM                                 CROSS-REFERENCE
- ------------                                 ---------------
Acquired Assets. . . . . . . . . . . . . . . SECTION 1.01(b)
Acquisition. . . . . . . . . . . . . . . . . Recital B
Affiliate. . . . . . . . . . . . . . . . . . SECTION 3.09(d)
Agreement. . . . . . . . . . . . . . . . . . Preamble
Assumed Liabilities. . . . . . . . . . . . . SECTION 1.02
AV Disbursement Letter . . . . . . . . . . . SECTION 1.03(b)
Business . . . . . . . . . . . . . . . . . . Recital A
Business Day . . . . . . . . . . . . . . . . SECTION 9.13
Buyers . . . . . . . . . . . . . . . . . . . Preamble
Capital Notes. . . . . . . . . . . . . . . . SECTION 1.03(b)
Capital Notes Payment. . . . . . . . . . . . SECTION 1.03(b)
Cash Down Payment. . . . . . . . . . . . . . SECTION 1.03(a)
CC&R's . . . . . . . . . . . . . . . . . . . SECTION 1.01(b)(iv)
Closing. . . . . . . . . . . . . . . . . . . SECTION 2.01
Closing Date . . . . . . . . . . . . . . . . SECTION 2.01
Code . . . . . . . . . . . . . . . . . . . . SECTION 2.02(a)(xiv)
Construction Sub . . . . . . . . . . . . . . Preamble
Contracts. . . . . . . . . . . . . . . . . . SECTION 1.01(b)(vi)
Control, Controlled By, and Under Common
  Control With . . . . . . . . . . . . . . . SECTION 3.09(d)
Covenant Not to Compete. . . . . . . . . . . SECTION 1.03
Damages. . . . . . . . . . . . . . . . . . . SECTION 7.02(a)
Deeds. . . . . . . . . . . . . . . . . . . . SECTION 2.02(a)(i)
Deferred Cash Purchase Price Payment . . . . SECTION 1.03(b)
Development Services Agreement . . . . . . . SECTION 6.05(c)
Direct Personnel Costs . . . . . . . . . . . SECTION 6.05(a)
Disclosure Schedule III. . . . . . . . . . . Article III Preamble
Due Diligence Review . . . . . . . . . . . . SECTION 5.07
Environmental Laws . . . . . . . . . . . . . SECTION 3.10(a)
ERISA. . . . . . . . . . . . . . . . . . . . SECTION 3.16
Expiration Date. . . . . . . . . . . . . . . SECTION 7.01
Governmental Entity. . . . . . . . . . . . . SECTION 3.01
Hazardous Materials. . . . . . . . . . . . . SECTION 3.10(a)
HOA Interests. . . . . . . . . . . . . . . . SECTION 1.01(b)(iv)
Improvements . . . . . . . . . . . . . . . . SECTION 1.01(b)(ii)
Indemnification Limit. . . . . . . . . . . . SECTION 7.02(a)
Indemnified Party. . . . . . . . . . . . . . SECTION 7.04(a)
Indemnifying Party . . . . . . . . . . . . . SECTION 7.04(a)
Kathryn G. Thompson. . . . . . . . . . . . . SECTION 6.04
Kathryn G. Thompson Construction . . . . . . SECTION 6.04
Kathryn G. Thompson Homes. . . . . . . . . . SECTION 6.04
KGTC . . . . . . . . . . . . . . . . . . . . Preamble


                                       (v)


DEFINED TERM                                 CROSS-REFERENCE
- ------------                                 ---------------
KGTCC. . . . . . . . . . . . . . . . . . . . Preamble
KGTC Assets. . . . . . . . . . . . . . . . . SECTION 1.01(d)
KGTC Stock . . . . . . . . . . . . . . . . . SECTION 1.01(b)(iii)
KREG . . . . . . . . . . . . . . . . . . . . Preamble
KREG Guarantee . . . . . . . . . . . . . . . SECTION 1.03(g)
Land . . . . . . . . . . . . . . . . . . . . SECTION 1.01(b)(i)
Leases . . . . . . . . . . . . . . . . . . . SECTION 1.01(b)(v)
Legal Requirements . . . . . . . . . . . . . SECTION 3.09(d)
License Agreement. . . . . . . . . . . . . . SECTION 2.02(a)(xv)
Lien . . . . . . . . . . . . . . . . . . . . SECTION 3.09(b)
Major Agreement. . . . . . . . . . . . . . . SECTION 3.19
MHI. . . . . . . . . . . . . . . . . . . . . Preamble
MHI Option Agreement . . . . . . . . . . . . SECTION 1.01(b)(ix)
MOHI . . . . . . . . . . . . . . . . . . . . Preamble
NCP. . . . . . . . . . . . . . . . . . . . . SECTION 1.01(b)(ix)
Non-Foreign Person Certificate . . . . . . . SECTION 2.02(a)(xiv)
Note . . . . . . . . . . . . . . . . . . . . SECTION 1.03(f)
P,T,W,W&W Trust Account. . . . . . . . . . . SECTION 1.03(a)
Partnerships . . . . . . . . . . . . . . . . SECTION 1.01(d)
Partnership Assets . . . . . . . . . . . . . SECTION 1.01(d)
Partnership Interests. . . . . . . . . . . . SECTION 101(b)(iii)
Permits and Licenses . . . . . . . . . . . . SECTION 1.01(b)(iv)
Personal Property. . . . . . . . . . . . . . SECTION 1.01(b)(iii)
Personnel Policies Manual. . . . . . . . . . SECTION 3.16
Plans. . . . . . . . . . . . . . . . . . . . SECTION 3.16
Projects . . . . . . . . . . . . . . . . . . SECTION 1.01(d)
Real Estate. . . . . . . . . . . . . . . . . SECTION 1.01(b)(ii)
Residential Sub. . . . . . . . . . . . . . . Preamble
Retained Assets. . . . . . . . . . . . . . . SECTION 1.01(b)
Seller Indemnitees . . . . . . . . . . . . . SECTION 7.03(a)
Seller Indemnitors . . . . . . . . . . . . . SECTION 7.02(a)
Sellers. . . . . . . . . . . . . . . . . . . Preamble
Sellers Existing and Past Insurance Rights . SECTION 2.02(c)(i)
Sellers' Bringdown Certificate . . . . . . . SECTION 2.02(a)(xiii)
Shares . . . . . . . . . . . . . . . . . . . SECTION 1.03(d)
Street . . . . . . . . . . . . . . . . . . . SECTION 1.03
Tax. . . . . . . . . . . . . . . . . . . . . SECTION 3.04
Tax Election Forms . . . . . . . . . . . . . SECTION 6.11
Tax Payment. . . . . . . . . . . . . . . . . SECTION 1.03(b)
Thompson . . . . . . . . . . . . . . . . . . SECTION 1.03
Transition Period. . . . . . . . . . . . . . SECTION 6.05(a)
Use. . . . . . . . . . . . . . . . . . . . . SECTION 3.10(c)
Vistas I and II. . . . . . . . . . . . . . . SECTION 6.08(a)
Warrants . . . . . . . . . . . . . . . . . . SECTION 1.03(e)

                                       (vi)

              SECOND AMENDED AND RESTATED ASSET PURCHASE AGREEMENT

          THIS SECOND AMENDED AND RESTATED ASSET PURCHASE AGREEMENT ("Agreement") is entered into as of October 28, 1994, by and among KOLL REAL ESTATE GROUP, INC., a Delaware corporation ("KREG"), KATHRYN G. THOMPSON COMPANY, a Delaware corporation ("Residential Sub"), THE OCEANSIDE COMPANY, a Delaware corporation ("Construction Sub"), KATHRYN G. THOMPSON CONSTRUCTION COMPANY, a California corporation ("KGTCC"), MONTARA OCEANSIDE HOMES, INC. ("MOHI"), which is the sole shareholder of KATHRYN G. THOMPSON COMPANY, a California corporation ("KGTC"), MYSTRA HOMES, INC., a California corporation ("MHI") (with respect to MHI's UCI Project), KATHRYN G. THOMPSON AND J. HAROLD STREET. KREG, Residential Sub and Construction Sub are sometimes collectively referred to herein as "Buyers", and KGTCC, MOHI and MHI are sometimes collectively referred to herein as "Sellers."

                                    RECITALS

     A. Sellers and KGTC presently own and operate directly and through partnerships a residential development and construction business in California. Such business, including, without limitation, the purchase, development, entitlement and sale of land (including land not used for residential purposes), the construction and sale of residential units, all brokerage and financial arrangements in connection therewith, and all related or incidental activities, is hereinafter referred to as the "Business."

     B. Sellers desire to sell and Buyers desire to purchase certain of the assets associated with the Business, and Sellers desire to assign and delegate to Buyers and Buyers will be willing to assume certain of the liabilities and obligations associated with the Business, all upon the terms and conditions set forth herein. The sale of such assets, and the assignment and assumption of such liabilities and obligations, are hereinafter together referred to as the "Acquisition."

     NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:


                                    ARTICLE I
                PURCHASE OF ASSETS AND ASSUMPTION OF LIABILITIES

     SECTION 1.01  PURCHASE AND SALE OF ASSETS.

     (a) AGREEMENT TO PURCHASE AND SELL. On and subject to the terms and conditions of this Agreement, Buyers agree to purchase from Sellers and Sellers agree to sell, transfer, convey and deliver to Buyers, all of the Acquired Assets at the Closing for the consideration specified herein.

     (b) ACQUIRED ASSETS AND RETAINED ASSETS. Other than the "Retained Assets" set forth under separate headings with respect to each Seller on
SCHEDULE 1.01-A, the term "Acquired Assets" shall mean all right, title and interest in and to all of the tangible and intangible assets owned as of the Closing by Sellers which include, without limitation, the following (each of the following Schedules have been prepared to list or describe the Acquired Assets under separate headings with respect to each Seller):

               (i) LAND. All right, title and interest to, or contractual rights relating to, the real property described on SCHEDULE 1.01-B, and all other real property owned by or subject to option or contract rights of Sellers as of the Closing (which real property is hereinafter collectively referred to as the "Land"). The Land shall include all interests relating to appurtenant rights, easements and privileges appertaining or relating thereto which are owned by Sellers, including, in each case to the extent owned by Sellers and to the extent applicable to the particular parcel of
     Land:

                    (A) all minerals, oil, gas and other hydrocarbon substances thereon, access rights, air, water and ditch rights (including any water and ditch stock), development rights, and all privileges, hereditaments and appurtenances thereto;

                    (B) any land lying in the bed of any street, road or avenue, open or proposed, adjoining the Land to the center line thereof; and

                    (C) the use of appurtenant easements, whether or not of record, strips and rights-of-way abutting, adjacent to, contiguous to or adjoining the Land.

               (ii) IMPROVEMENTS. All homes, residential units, model homes, dwellings, buildings, amenities, development work (including, without limitation, streets, roads, grading, surveying, curb, gutter and sidewalk, and utility lines (including gas, water, electricity, telephone, cable TV, fiber optics, sewer, and storm drain) and service lines of all types), and other improvements located upon the Land (including Sellers' office building located in Aliso Viejo, California), and described on
     SCHEDULE 1.01-B to the extent owned by Sellers, and all fixtures and equipment owned by Sellers and incorporated into such improvements so as to become real property, including, without limitation, all installed appliances and lighting and installed heating/air conditioning and plumbing fixtures, equipment and machinery (collectively, "Improvements;" the Land and Improvements are sometimes collectively referred to herein as the "Real Estate").

               (iii) PERSONAL PROPERTY. All tangible and intangible personal property owned by Sellers, including all such property located in, on or arising out of or in connection with the ownership, development, construction, marketing, sale and/or operation of the Business, including, without limitation, all of the capital stock of KGTC owned by MOHI which represents all of the authorized, issued and outstanding capital stock of KGTC ("KGTC Stock") and, to the extent owned by Sellers, any and all (A) building materials located upon or intended for use upon the Land, (B) uninstalled appliances and lighting and uninstalled heating/air conditioning and plumbing fixtures, equipment and machinery,
     (C) furniture and furnishings, (D) landscaping and maintenance equipment,
     (E) automobiles, other vehicles, trailers and modular equipment, (F) computer hardware and software, (G) books, records, ledgers, documents, correspondence and files, (H) preliminary, final and "as-built" plans, specifications, studies, analyses, surveys and/or drawings,
     (I) engineering, civil, soils, seismic, geologic, environmental, drainage and architectural reports, studies, certificates and other documents (including those which include comments by any building or safety engineer, inspector or other person who regularly makes such inspections),
     (J) supplies used in the marketing, sale and/or operation of the Land and/or the Improvements, including consumable supplies, (K) rights to use the names and marketing names of Sellers, (L) rights to all printing styles, logos, trademarks, trade names, service marks and similar promotional material used in the marketing, sale, operation and/or management of the Business, (M) accounts and accounts receivable, (N) chattel paper, (O) documents of title, (P) goods, (Q) instruments, (R) inventory, (S) general intangibles, (T) partnership interests ("Partnership Interests"), (U) goodwill of Sellers in connection therewith, and (V) the proceeds from any of the foregoing (including proceeds of proceeds and cash proceeds) (collectively, "Personal Property"), a list of all such items of tangible Personal Property being set forth on SCHEDULE 1.01-C and a list of all such trademarks and trade names being set forth on SCHEDULE 1.01-D.

               (iv) PERMITS AND LICENSES. To the extent assignable or transferable by Sellers, all authorizations, approvals, variances, permits, licenses (including business, brokerage and contractor licenses), California Department of Real Estate preliminary or final reports, franchises, development agreements, grading permits, building permits, conditional use permits, tentative and vested tentative and final subdivision and parcel maps, coastal development permits, historic preservation permits, environmental, wetlands or endangered species permits, preliminary plans or final plats, land use entitlements, special use, Mello-Roos, Integrated Financing or Community Facilities District Agreements, traffic, bridge and thoroughfare and other road or circulation agreements, water, school, library, fire, police, life safety or other public benefit agreements or approvals, subdivision or improvement agreements, declarations of covenants, conditions and restrictions ("CC&R's"), homeowner association articles of incorporation, bylaws and interests ("HOA Interests"), cash and monetary deposits, and/or certificates required or desirable for the ownership, development, improvement, construction, marketing, sale, management or operation of the Business, issued by or in favor of any federal, state, local, municipal or other governmental, quasi-governmental, or private authorities, districts or jurisdictions (including all applications and/or documents filed, and/or fees paid, in connection therewith) (collectively, "Permits and Licenses"), a list and description of such Permits and Licenses being set forth on
     SCHEDULE 1.01-E.

               (v) LEASES. Sellers' interests as lessor, master lessor, lessee or sublessee in, to and under leases, subleases, occupancy agreements, concessions and licenses to which any of the Sellers is a party, including any leases of model units (collectively, "Leases"), together with all guaranties of tenants' obligations thereunder and all rents and rentals, security deposits, receivables and other monetary items payable by tenants, occupants or users of the Land or the Improvements, a list of such Leases being set forth on SCHEDULE 1.01-F.

               (vi) CONTRACTS. All (A) contracts for the sale of houses, residential units, deposit receipts, escrow instructions, design/upgrade contracts and other agreements related to the marketing, sale or leasing of any of the Improvements, (B) general contractor, subcontractor, consulting, brokerage, architectural, engineering, environmental, property management or other service and materials and supply agreements, (C) personal property leases and equipment leases, (D) maintenance contracts, (E) labor union contracts, employment agreements and management agreements and (F) other contracts and agreements of any kind which are in force and to which any of the Sellers is a party or by which any of the Acquired Assets is bound (collectively, "Contracts"), a list of such Contracts being set forth on
     SCHEDULE 1.01-G.

               (vii) MISCELLANEOUS REPORTS AND CLAIMS. With respect to the Acquired Assets, any and all (A) pending or future award or payment made in condemnation or in lieu or under the threat thereof, (B) award or payment for damage to any Acquired Assets, (C) proceeds of claims or causes of action for damage, injury or loss thereto or thereof and (D) unexpired claims, warranties, guaranties and sureties in connection therewith.

               (viii) OTHER ASSETS. All of Sellers outstanding receivables, security and utility deposits, prepaid expenses and other assets as of the Closing Date.

               (ix) MHI OPTION AGREEMENT. An agreement in form and substance reasonably satisfactory to Residential Sub, granting an option to Residential Sub to acquire, for no additional consideration upon exercise, all of MHI's right, title and interest in its .50% general partner partnership interest and its 49.50% limited partner partnership interest in North Campus Partners L.P. ("NCP"), a California limited partnership ("MHI Option Agreement"). The Residential Sub or an Affiliate or subsidiary thereof shall have the right to exercise the option under the MHI Option Agreement during the term thereof beginning thirty (30) days prior to the date upon which NCP and the University of California at Irvine enter into a ground lease with respect to the Site (as such term is defined in the Agreement of Limited Partnership of NCP dated as of August 1, 1993). In connection with the exercise of the option under the MHI Option Agreement, MHI shall, among other things, take all applicable actions of Sellers set forth in Section 2.02(a) and Section 2.03.

     (c) TRANSFER OF ASSETS. At the Closing, the Acquired Assets of MOHI shall be transferred to Residential Sub and the Acquired Assets of KGTCC shall be transferred to Construction Sub.

     (d) PARTNERSHIP ASSETS. Except for Retained Assets, Sellers shall provide separate SCHEDULES 1.01-BI, 1.01-CI, 1.01-DI, 1.01-EI, 1.01-FI and 1.01-GI to Buyers, which shall set forth in detail all of the assets (in each of the categories of tangible and intangible property described above in clauses (i) through (viii), inclusive of the items listed on SCHEDULE 1.01-H) that are owned, leased or held (1) by any partnership, venture or association ("Partnerships") in which any of Sellers, KGTC, Thompson or Street is a partner, venturer or member ("Partnership Assets") and (2) by KGTC ("KGTC Assets"). Sellers shall provide on SCHEDULE 1.01 HI a detailed list of each Partnership's insurance policies, homeowners warranties and other items set forth in Section 2.02(c)(i), all of which shall also constitute Partnership Assets. As used in this Agreement, "Projects" shall mean all of the Land, Improvements, Real Estate, and Personal Property that the Partnerships plan to acquire, develop, construct, entitle, market and sell as residential units and developments in accordance with the Development Plans, Marketing Studies and Cash Flow and Income Projections set forth on SCHEDULES 1.01-H attached hereto and incorporated by reference herein.

     SECTION 1.02 ASSUMPTION OF LIABILITIES. Upon the terms and subject to the conditions contained herein, effective on the Closing Date, Construction Sub will assume only the obligations and liabilities of KGTCC set forth on
SCHEDULE 1.02-A. Upon the exercise, if any, of the MHI Option Agreement, Residential Sub or an Affiliate or subsidiary thereof will then assume only the obligations and liabilities of MHI set forth on SCHEDULE 1.02-B. The obligations and liabilities set forth on SCHEDULES 1.02-A AND B are collectively referred to as the "Assumed Liabilities". Buyers shall not assume any obligations or liabilities of the Sellers other than those specifically described in this Section 1.02. Notwithstanding anything to the contrary contained in this Agreement, KREG shall not assume or be liable in any manner whatsoever with respect to any of the Assumed Liabilities (except if and only to the extent KREG is required to execute the KREG Guarantee pursuant to Section 1.03(g)).

     SECTION 1.03 PURCHASE PRICE. As and in consideration of the sale, transfer, assignment, conveyance and delivery of the Acquired Assets and the promises and agreements made by (i) each of the Sellers, and (ii) Ms. Kathryn G. Thompson ("Thompson") and Mr. J. Harold Street ("Street") in that certain covenant not to compete set forth in Section 6.08 herein ("Covenant Not to Compete"), on the Closing Date, the Buyers shall deliver to or for the benefit or for the account of the Sellers the following:

     (a) Cash in the aggregate amount of $1,234,169.76 ("Cash Down Payment") which shall be paid by Buyers to the trust account of Palmieri, Tyler, Wiener, Wilhelm & Waldron ("P,T,W,W&W Trust Account") for the benefit and account of Sellers, Thompson and Street at the Closing for disbursement pursuant to the AV Disbursement Letter (as defined below).

     (b) The balance of the cash portion of the purchase price in the amount of $465,830.24 ("Deferred Cash Purchase Price Payment") shall be disbursed by Buyers to or for the benefit and account of Sellers, Street and Thompson for:
(i) payment of MOHI, Street and Thompson's 1994, actual tax liability and tax return preparation expenses ("Tax Payment") in accordance with the written instruction of AV Partnership, Thompson and

Street pursuant to those certain letter agreements (the "AV Disbursement Letter") dated as of October 28, 1994, among Sellers, Thompson, Street, AV Partnership and Buyers; and (ii) the balance ("Capital Notes Payment") of the Deferred Cash Purchase Price Payment after payment of the Tax Payment shall be paid by Buyers to AV Partnership as a prepayment of the capital contribution notes of KGTC to AV Partnership in the aggregate principal amount outstanding on the Closing Date (the "Capital Notes");

     (c) Assumption documents with respect to the Assumed Liabilities set forth on SCHEDULES 1.02-A.

     (d) 2,000,000 shares of KREG Class A Common Stock ("Shares") which, in accordance with the instructions of MOHI, shall be issued as follows: 1,000,000 Shares to Thompson and 1,000,000 Shares to Street.

     (e) Warrants for 2,000,000 Shares ("Warrants"), in form and substance reasonably satisfactory to KREG and Sellers, which in accordance with the instructions of MOHI, shall be issued as follows: Warrants for 1,000,000 Shares to Thompson and Warrants for 1,000,000 Shares to Street. The per Share exercise price for the Warrants will be $.25. The Warrants will be exercisable for a ten
(10) year period from the date of this Agreement, subject to vesting in equal installments over the next five (5) years and certain cancellation rights of KREG.

     (f) Promissory note ("Note") to each of Thompson and Street in an amount equal to one-half (1/2) of the amount of the Capital Notes Payment, which Notes shall be in the form of EXHIBIT A attached hereto and shall be executed and delivered by the Residential Sub concurrently with any Capital Note Payment by Buyers.

     (g) A guarantee by KREG and Residential Sub of the payment obligations under the Capital Notes if, and only to the extent that, Thompson and Street are released from their current guarantees with respect thereto ("KREG Guarantee").

     SECTION 1.04 ALLOCATION OF PURCHASE PRICE. The parties agree to report this transaction for tax purposes in accordance with the allocation of the Purchase Price set forth on SCHEDULE 1.04, and to execute IRS Form 8594 reflecting the same, which form shall be appropriately filed with the Internal Revenue Service as soon as practicable thereafter and in any event by the date the same is due. If the parties are, however, unable to agree on such allocations, each party shall be free to make such allocations as it reasonably determines to be appropriate.


                                   ARTICLE II
                                   THE CLOSING

     SECTION 2.01 THE CLOSING. The closing of the transactions contemplated by this Agreement ("Closing") shall occur on or before November 15, 1994 (or such earlier date as the third party consents are obtained), unless a later date is agreed to by Buyers and Sellers

("Closing Date"). At least two (2) Business Days prior to the Closing Date, Sellers shall deliver all of the Schedules provided for in this Agreement in form and substance reasonably satisfactory to Buyers. The Closing shall take place at the offices of Brobeck, Phleger & Harrison, 4675 MacArthur Court, Suite 1000, Newport Beach, California 92660, commencing at 8:00 a.m. local time on the Closing Date.

     SECTION 2.02 ACTIONS TO BE TAKEN AT CLOSING. The following actions shall be taken by the respective parties at the Closing:

     (a) ACTIONS TO BE TAKEN BY SELLERS. Sellers shall take the following actions and deliver the following to Buyers:

             (i) DEEDS. Duly executed and acknowledged Grant Deeds in form and substance reasonably satisfactory to Buyers ("Deeds") with respect to any Land and title policies for the Land issued by title insurance companies acceptable to Buyers.

            (ii) BILLS OF SALE, ASSIGNMENTS AND STOCK CERTIFICATES. Duly executed Bills of Sale and Assignments, including but not limited to Assignments of Partnership Interests, with respect to all of the Personal Property (other than with respect to the NCP Partnership Interests which shall only be assigned upon the exercise of the MHI Option Agreement) and the assignment and transfer of all of the KGTC Stock to Residential Sub, including the delivery of duly executed certificates for all of the KGTC Stock issued in the name of Residential Sub and properly reflected on the books and records of KGTC, all in form and substance reasonably satisfactory to Buyers.

           (iii) ASSIGNMENT OF LEASES. Duly executed Assignments of Leases in form and substance reasonably satisfactory to Buyers, together with the originals of all Leases.

            (iv) ESTOPPEL CERTIFICATES. A duly executed estoppel certificate from each lender, partner and tenant of Sellers in form and substance reasonably satisfactory to Buyers.

             (v) ASSIGNMENTS OF CONTRACTS. Duly executed assignments of the Contracts in form and substance reasonably satisfactory to Buyers.

            (vi) CONSENTS. All of the governmental or third-party notices, consents, waivers and approvals set forth on SCHEDULE 2.02, which are required for the valid transfer of the Acquired Assets and the valid assumption of the Assumed Liabilities in form and substance reasonably satisfactory to Buyers.

           (vii) PLANS AND SPECIFICATIONS. Copies of or a full list of and prior access to all plans and specifications relating to the development or marketing of the Land or Projects and/or the construction of the Improvements or Projects.

          (viii) TENANT NOTICES. A notice to each of the tenants under a Lease in form and substance reasonably satisfactory to Buyers.

            (ix) TAX BILLS. Copies of or a full list of and prior access to the real estate tax bills for KGTC, the Acquired Assets, Partnership Assets, Projects and Business for the then current fiscal tax year.

             (x) UTILITY BILLS. Copies of or a full list of and prior access to the then current water, sewer, gas, electricity and other utilities bills for KGTC, the Acquired Assets, Partnership Assets and Projects.

            (xi) UCC CERTIFICATES. Certificates from the appropriate County and State filing offices which indicate that, as of a date no earlier than ten (10) days prior to the Closing Date, there are no filings under the Uniform Commercial Code evidencing liens on any of the items of Personal Property, except liens approved in writing by Buyer.

           (xii) BOOKS AND RECORDS. All of Sellers' and KGTC's books, records and files relating to the development, construction, operation and maintenance of the Acquired Assets, Partnership Assets, Projects and Business.

          (xiii) SELLERS' CERTIFICATE. A duly executed certificate of Sellers ("Sellers' Bringdown Certificate") in form and substance reasonably satisfactory to Buyers.

           (xiv) NON-FOREIGN PERSON CERTIFICATES. A Certificate ("Non-Foreign Person Certificate") executed by all Sellers to facilitate Buyers' compliance with Section 1445 of the Internal Revenue Code of 1986 and the regulations promulgated thereunder, as amended from time to time ("Code") in form and substance reasonably satisfactory to Buyers.

            (xv) LICENSE AGREEMENT. Deliver to Buyers a License Agreement in form and substance reasonably satisfactory to Buyers ("License Agreement") with respect to the commercial use of the name "Kathryn G. Thompson".

           (xvi) LICENSES AND PERMITS. Originals or copies of all Licenses and Permits related to the Business and all Licenses and Permits related to the Projects.

          (xvii) TITLE POLICIES. Copies of Title Policies and endorsements for the Projects owned by the Partnerships.

         (xviii) TITLE POLICIES. Copies of all insurance policies, bonds, guaranties, surety agreements, warranties and maintenance contracts.

           (xix) COUNTY ACKNOWLEDGMENT. An acknowledgment from the Orange County Environmental Management Agency that the Second Amendment to

     Development Agreement with Mission Viejo Company (Aliso Viejo Planned Community) recorded October 4, 1991) is in full force and effect.

            (xx) MHI OPTION AGREEMENT. A duly executed copy of the MHI Option Agreement.

           (xxi) TAX ELECTION FORMS. Tax Election Forms duly executed by KGTC, MOHI, Thompson and Street, which shall be mailed for appropriate filing with the IRS, on the Closing Date.

Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute the transfer or assignment of any property or property right or any Contract, Lease, Permit or License or any claim, right or other agreement, without the required prior notice to or consent, waiver or approval of any third party thereto. In furtherance of the foregoing, any transfer or assignment to Buyers of any property or property rights or of any Contract, Lease, Permit or License, claim, right or other agreement set forth on SCHEDULES 1.01-C THROUGH H which requires the prior notice to or consent, waiver or approval of a third party following the Closing Date shall not be made until such prior notice, consent, waiver or approval has been given or obtained. From and after the Closing Date, Sellers shall account for and hold in trust for the benefit of Buyers, all cash proceeds and other economic benefits received with respect to the documents listed on SCHEDULES 1.01-C THROUGH G and on SCHEDULE 2.02-(c), all of which shall be transferred to Buyers, on a document by document basis, when the requisite notices, consents, waivers and approvals are given or obtained with respect to each such document pursuant to the requirements of Section 2.02(a)(vi).

     (b) ACTIONS TO BE TAKEN BY BUYERS. Buyers shall take the following actions:

          (i) CASH DOWN PAYMENT AND CAPITAL NOTES PAYMENT. Make the Cash Down Payment and the Capital Notes Payment.

         (ii)  SHARES.  Deliver duly executed certificates for the Shares.

        (iii) WARRANTS. Deliver duly executed agreements for the Warrants.

          (iv) ASSUMPTION AGREEMENT. Deliver to Sellers a duly executed Assumption Agreement in form and substance reasonably satisfactory to Buyers; provided, however, in no event shall KREG be required to execute any Assumption Agreement.

          (v) KREG GUARANTEE. Deliver the duly executed KREG Guarantee if and only to the extent required pursuant to Section 1.03(g).

          (vi) TAX ELECTION FORMS. Tax Election Forms duly executed by Residential Sub, which shall be mailed for appropriate filing with the IRS, on the Closing Date.

     (c) ACTIONS TO BE TAKEN BY BOTH BUYERS AND SELLERS. Buyers and Sellers shall take the following actions:

          (i) INSURANCE. All action reasonably deemed necessary by Buyers and Sellers to maintain for the benefit of Buyers all insurance policies, homeowner warranties, construction warranties and reserves, performance, grading and subdivision bonds and all rights (including rights to proceeds and refund of premiums) and coverages thereunder, maintained by Sellers and KGTC at any time prior to the Closing Date for periods ending before or after the Closing Date, whether or not now in effect (all of which policies, warranties, reserves, bonds, rights and coverages are hereinafter together referred to as "Sellers Existing and Past Insurance Rights"), a list of which shall be set forth on SCHEDULE 2.02-(c) to Buyers, including the maintenance of such policies, coverages and at their currently existing coverage amounts. Sellers and KGTC shall also add Buyers as additional insured under such policies. Buyers shall add Sellers and KGTC as additional insureds to Buyer insurance policies.

          (ii) OTHER ACTIONS. Buyers and Sellers each shall do or cause to be done such other matters and things, including the execution and delivery of additional documents of assignment and assumption, as shall be necessary or reasonably expeditious to close the transactions contemplated herein in the manner contemplated herein. To the extent that a form of any document to be delivered hereunder is not attached as a schedule hereto, the instrument shall be in form and substance, and shall be executed and delivered in a manner, reasonably satisfactory to the Buyers and Sellers.

     SECTION 2.03 CONDITIONS TO OBLIGATION OF BUYERS. The obligation of Buyers to consummate the Closing shall be subject to satisfaction of the following conditions (any one or more of which may be waived by Buyers, but only in a writing signed by Buyers):

     (a) ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties set forth in Article III shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as if they had been made on the Closing Date.

     (b) COMPLIANCE WITH COVENANTS. Sellers shall have performed and complied with all of their covenants hereunder in all material respects through the period ending on the Closing Date.

     (c) LEGAL RESTRAINT. No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, commonwealth, local, or foreign jurisdiction wherein an unfavorable judgment, order, decree, stipulation, injunction, or charge would
(i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (iii) affect adversely the right of Buyers to own, operate, market, develop, sell or control any of the Acquired Assets or adversely affect the Partnership's right to own, operate, market, develop, sell or control any of the Partnership Assets or Projects (and no such judgment, order, decree, stipulation, injunction, or charge shall be in effect).

     (d) COMPLIANCE CERTIFICATE. Thompson, Street and Sellers shall have delivered to Buyers a certificate executed by Thompson, Street and Sellers' President and Chief Financial Officer to the effect that the conditions specified above in subsections (a)-(c) are satisfied in all respects which, in the case of Thompson and Street shall be limited to their best knowledge after reasonable inquiry.

     (e) DUE DILIGENCE REVIEW. Buyers in their sole discretion shall be satisfied with the results of its Due Diligence Review of the Acquired Assets, Partnership Assets and Projects. Buyers' Due Diligence Review may include a review and inspection of all aspects of the Acquired Assets, Partnership Assets and Projects, including but not limited to their physical and environmental condition, compliance with laws and financial feasibility.

     (f) CONSENTS. Sellers shall have procured all of the third-party consents specified in Section 2.02(a)(vi) above.

     (g) CONDITION OF THE PROPERTY. Buyers shall have reviewed and approved in their sole discretion of the value, physical condition and the feasibility of marketing and developing the Acquired Assets, Partnership Assets and Projects.

     (h) ILLEGALITY. No statute, rule, regulation, executive order or decree shall have been enacted, promulgated or enforced (and not repealed, superseded or otherwise made inapplicable) by any governmental authority or private person or entity which prohibits the consummation of the transactions contemplated by this Agreement or which would prohibit or impair the acquisition, marketing, development and sale of the Acquired Assets, Partnership Assets and/or Projects.

     (i) DEEDS OF PURCHASE AND SALE. Sellers shall have delivered to Buyers good and sufficient general warranty deeds of purchase and sale, in form and substance satisfactory to Buyers, conveying all of Sellers' right, title and interest in and to all transferred Real Estate.

     (j) ASSIGNMENT OF OTHER ASSETS. Sellers shall have delivered to Buyers good and sufficient Warranty Bills of Sale and Assignments, which shall be in form and substance satisfactory to Buyers, selling, delivering, transferring and assigning to Buyers all of Sellers' right, title and interest to the Acquired Assets, including but not limited to Sellers' rights in the Partnership Interests.

     (k) ASSIGNMENTS OF AGREEMENTS. Sellers shall have delivered to Buyers good and sufficient assignments of the Leases, Partnership Interests and Intellectual Property, if any, which shall be in form and substance satisfactory to Buyers and shall include the written consents of all parties necessary in order to transfer all of Sellers' rights thereunder and thereto to Buyer.

     (l) OTHER ASSIGNMENT AND TRANSFER DOCUMENTATION. Sellers shall have delivered to Buyers such other separate instruments of sale, assignment or transfer that Sellers and Buyers may reasonably deem necessary or appropriate in order to perfect, confirm or evidence in Buyers title to all or any part of the Acquired Assets.

     (m) FIRPTA AFFIDAVIT. Sellers shall have delivered to Buyers a certificate, in form and substance reasonably satisfactory to Buyers, certifying that Sellers are not "foreign persons" within the meaning of Section 1445(f)(3) of the U.S. Internal Revenue Code of 1986, as amended.

     (n) CERTIFIED BOARD RESOLUTIONS. Sellers shall have delivered to Buyers copies of the resolutions adopted by Sellers' boards of directors approving the execution of this Agreement and the consummation of the transactions contemplated hereby, which resolutions shall be certified by the secretary of Sellers.

     (o) GOOD STANDING CERTIFICATES. Sellers shall have delivered to Buyers good standing certificates as to Sellers and KGTC issued by the Secretary of State of the State of California dated within five days prior to the Closing.

     (p) APPROVAL OF DOCUMENTATION. All actions to be taken by Sellers in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Buyers.

     (q) INSOLVENCY. None of the parties constituting the Sellers or KGTC or any partners or lenders of any of the Sellers or KGTC shall either voluntarily or involuntarily become subject to a bankruptcy proceeding, or make a general assignment for the benefit of their creditors or become insolvent.

     (r) ACTIONS TAKEN AT CLOSING. Sellers shall have taken all of the actions contemplated by Section 2.02(a) at the Closing and all actions required of Sellers at the Closing under Section 2.02(c).

     SECTION 2.04 CONDITIONS TO OBLIGATION OF SELLERS. The obligation of Sellers to consummate the Closing shall be subject to satisfaction of the following conditions (any one or more of which may be waived by Sellers, but only in a writing signed by Sellers):

     (a) ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties set forth in Article IV shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as if they had been made on the Closing Date.

     (b) COMPLIANCE WITH COVENANTS. Buyers shall have performed and complied with all of their covenants hereunder in all material respects through the period ending on the Closing Date.

     (c) LEGAL RESTRAINT. No action, suit, or proceeding shall be pending or overtly threatened before any court or quasi-judicial or administrative agency of any federal, state, commonwealth, local, or foreign jurisdiction wherein an unfavorable judgment, order, decree, stipulation, injunction, or charge would
(i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such judgment, order, decree, stipulation, injunction, or charge shall be in effect).

     (d) COMPLIANCE CERTIFICATE. Buyers shall have delivered to Sellers a certificate executed by Buyer's Chief Executive Officer and Chief Financial Officer to the effect that the conditions specified above in subsections (a)-(c) are satisfied in all respects.

     (e) ILLEGALITY. No statute, rule, regulation, executive order or decree shall have been enacted, promulgated or enforced (and not repealed, superseded or otherwise made inapplicable) by any governmental authority which prohibits the consummation of the transactions contemplated by this Agreement.

     (f) ASSUMPTION OF LIABILITY. Buyers shall have delivered to Sellers such instruments of assumption that Sellers and Buyers may reasonably deem necessary or appropriate in order to perfect, confirm or evidence the assumption by Buyers of the Assumed Liabilities; provided, however, in no event shall KREG be required to execute any Assumption Agreement relating to the Assumed Liabilities other than the KREG Guarantee, if executed and delivered.

     (g) CERTIFIED BOARD RESOLUTIONS. Buyers shall have delivered to Sellers copies of the resolutions adopted by Buyers' Board of Directors approving the execution of this Agreement and the consummation of the transactions contemplated hereby, which resolutions shall be certified by the Secretary of Buyers.

     (h) GOOD STANDING CERTIFICATE. Buyers shall have delivered to Sellers good standing certificates to Buyers issued by the Office of Secretary of State of the State of Delaware dated within five days prior to the Closing.

     (i) ACTIONS TAKEN AT CLOSING. Buyers shall have taken all of the actions contemplated by Section 2.02(b) at the Closing and all actions required of Buyers under Section 2.02(c).

     (j) RELEASE FROM GUARANTEES. AV Partnership shall have fully and finally released Thompson and Street from their personal and corporate guarantees of the Capital Notes.

                                   ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF SELLERS,
                               THOMPSON AND STREET

     Sellers, Thompson and Street jointly and severally represent and warrant to Buyers that the statements contained in this Article III are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article III), except as set forth in the disclosure schedule accompanying this Agreement which shall be prepared by Sellers, Thompson and Street and delivered to Buyers prior to the Closing Date hereof ("Disclosure Schedule III"). DISCLOSURE SCHEDULE III will be arranged in paragraphs corresponding to the Section numbers contained in this
Article III. The representations and warranties of Thompson and Street set forth in this Article III are made on the basis of their best knowledge after reasonable inquiry; provided, however, that none of the representations or warranties of Sellers shall in any way be limited or qualified, except as may be otherwise provided below.

     SECTION 3.01 DUE ORGANIZATION, AUTHORIZATION, ETC. Each of Sellers and KGTC is a corporation, duly organized and validly existing and in good standing under the laws of the jurisdiction of its organization for formation. Each of Sellers and KGTC is qualified to do business and is in good standing under the laws of each state where such qualification is necessary in connection with the Business. Each of Sellers has the right, power and authority to make and perform its obligations under this Agreement, and the execution, delivery and performance of this Agreement does not violate the articles of incorporation or bylaws of any Seller or KGTC or any contract, agreement or commitment to which any such Seller or KGTC is a party or by which any such Seller or KGTC or any of the KGTC Assets, Acquired Assets, Partnership Assets or Projects is bound. The execution and delivery of this Agreement and the performance by each Seller of its obligations hereunder have been duly authorized by all necessary action on the part of such Seller and its partners, shareholders and/or board of directors, as applicable. This Agreement constitutes the valid and binding obligations of Sellers, enforceable against each of the Sellers in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization and other similar laws of general applicability relating to creditors' rights and to general equity principles. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency, commission, regulatory authority or other governmental authority or instrumentality, whether domestic or foreign (each a "Governmental Entity"), is required by or with respect to Sellers or KGTC in connection with the execution, delivery and performance of this Agreement which has not been obtained prior to execution of this Agreement.

     SECTION 3.02 NO CONFLICT OR DEFAULT. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate any statute, regulation or ordinance of any governmental authority, or conflict with or result in the breach of any provision of the certificate of incorporation or bylaws of Sellers or KGTC or any HOA Interests or of any material agreement, CC&R's, deed, contract, mortgage, indenture, writ, order, decree or instrument to which any Seller or KGTC is a party or by which any Seller or KGTC or any of the KGTC Assets, Acquired Assets, Partnership Assets or Projects are bound, or constitute a default (or an event which, with the lapse of time or the giving of notice, or both, would constitute a default) thereunder, or result in the creation or imposition of any lien, charge or encumbrance, or restriction of any nature whatsoever with respect to any of the KGTC Assets, Acquired Assets, Partnership Assets or Projects or give to others any rights of termination, acceleration or cancellation in or with respect to the Acquired Assets, Partnership Assets or Projects.

     SECTION 3.03 COMPLIANCE WITH LAW. Sellers, KGTC, the Business, the KGTC Assets, Acquired Assets, the Partnership Assets and the Projects are in compliance in all material respects with all applicable federal, state, commonwealth, local and foreign laws, statutes, ordinances, licensing requirements, rules and regulations, and judicial or administrative decisions applicable to them. As of the date of this Agreement, there has been no order issued, investigation or proceeding pending, or to the knowledge of any of the Sellers, threatened, or notice served with respect to any violation of any law, ordinance, order, writ, decree, injunction, judgment, rule, regulation, decision or requirement applicable to any of the Sellers, KGTC, the Business, the KGTC Assets, the Acquired Assets, the Partnership Assets or the Projects.

     SECTION 3.04 TAXES. Sellers, KGTC, the Business, Acquired Assets, KGTC Assets, Partnership Assets and Projects have no Tax (as defined below), deficiency or claim outstanding or assessed against any of them, or, to the knowledge of any of the Sellers, proposed to be assessed against them, and, to the knowledge of Sellers, there is no basis for any such deficiency or claim, which is reasonably likely to result in the imposition of any lien, claim or encumbrance on any of the Sellers, KGTC, KGTC Assets, Acquired Assets, Partnership Assets, Projects, Business or against Buyers. For purposes of this Agreement, "Tax" shall mean any federal, state, local, commonwealth, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax, exaction fee, assessment or charge of any kind whatsoever, or any payment in lieu thereof, including any interest, penalty, or addition thereto, whether disputed or not. Attached as SCHEDULE 3.04 is a list of all development fees, exactions, charges, dedications, assessments and mitigation conditions imposed as a condition of the approval of the development, marketing and sale of the KGTC Assets, Acquired Assets, Partnership Assets and Projects.

     SECTION 3.05 LITIGATION. There is no claim, litigation, arbitration, action, suit or proceeding, administrative or judicial, pending or, to the knowledge of any of the Sellers, threatened against any of the Sellers, KGTC, the Business, the Partnership Assets, KGTC Assets, the Projects or any of the Acquired Assets, at law or in equity. Attached hereto as SCHEDULE 3.05 is a true, correct and complete list of contingent liabilities affecting Sellers, the Partnerships, the Acquired Assets, KGTC Assets and the Partnership Assets, including, without limitation, a description of any claims made against or known to Sellers or the Partnerships with respect to common area improvements, single-family homes, townhomes and condominium and residential units located on any of the Real Property of Sellers, KGTC or the Partnerships sold or transferred to third parties. Included with such listing is an estimate of the amount of such contingent liability and an estimate of the likelihood of recovery.

     SECTION 3.06 TANGIBLE ASSETS. Sellers own good and marketable title to all tangible assets included within the Acquired Assets. The Partnerships own good and marketable title to all of the tangible assets included within the Partnership Assets. KGTC owns good and marketable title to all of the KGTC Assets. To the knowledge of Sellers, each such tangible asset of the Sellers, KGTC, and the Partnerships, including but not limited to the Acquired Assets, KGTC Assets, Partnership Assets and the Projects, has been maintained in accordance with normal industry practice and is in good operating condition and repair, subject to normal wear and tear and is free from any construction defects and has been constructed in compliance with all Legal Requirements.

     SECTION 3.07 STATE OF FACTS. No Seller knows of any facts nor has any Seller failed to disclose any fact that would prevent or materially impair Buyers, KGTC or the Partnerships from using, developing, marketing and operating the KGTC Assets, Acquired Assets, Partnership Assets or the Projects, as applicable, in the normal manner for its intended purpose in accordance with the approved Development Plans and Marketing Studies and Cash Flow and Income Projections; and the financial and other information set forth in the materials furnished by Sellers is accurate and complete. All information which Sellers have provided to Buyers concerning the Acquired Assets, KGTC, KGTC Assets, Business, Partnerships, Partnership Assets and Projects is accurate and complete and does not contain any untrue statement of material fact nor does it omit to state any material fact necessary to make the statements contained therein not misleading. Attached hereto as SCHEDULE 3.07 is a true and complete list of all obligations and liabilities of KGTC.

     SECTION 3.08 ABSENCE OF DEFAULTS. Sellers, KGTC, Partnerships, KGTC Assets, Acquired Assets, Partnership Assets, Projects and Business are not in material default of any material obligations or liabilities pertaining to any of them, nor is there any state of facts or circumstances or condition or event which, after notice or lapse of time or both, would constitute or result in any such material default. No Seller has received any notice or information that any party to the Permits and Licenses, the Leases, or any of the Contracts of any of the Sellers, KGTC or any of the Partnerships considers any material breach or default to have occurred thereunder, nor to the knowledge of any Sellers is there any event or circumstance which would result in a material default in the future under any of the same by any party thereto.

     SECTION 3.09 TITLE TO AND CONDITION OF KGTC ASSETS, ACQUIRED ASSETS AND PARTNERSHIP ASSETS.

     (a) The KGTC Assets, Acquired Assets and Partnership Assets include all material assets of Sellers, KGTC and the Partnerships that are material to the ownership, development, marketing and operation of the Business and Projects, except for the Retained Assets. SCHEDULES 1.01-H AND 1.01-HI are a true, correct and complete list of all policies effecting insurance coverage with respect to the KGTC Assets, Acquired Assets, Partnership

Assets, Sellers and KGTC, as well as all bonds and other instruments securing third-party performance and warranties running to the benefit of Sellers, KGTC or any of the Partnerships.

     (b) Sellers, KGTC and the Partnerships have good and marketable title to, or, in the case of leased properties and assets, valid leasehold interests in, all of their respective assets including all of the KGTC Assets, Acquired Assets and Partnership Assets, as applicable, free and clear of any Liens, except for such imperfections of title and encumbrances, if any, which are not substantial in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use or contemplated development, marketing and use of the property subject thereto or affected thereby. For purposes of this Agreement, the term "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. Sellers, KGTC and the Partnerships have possession (either directly or through employees, agents, or consultants) of all of their respective assets including all of their respective assets including all of the KGTC Assets, Acquired Assets and Partnership Assets, except for such portions thereof which, considered in the aggregate, do not represent a material portion of their respective assets including all of the KGTC Assets, Acquired Assets or Partnership Assets, as applicable, considered as a whole, the absence of which, disappearance of which, or failure to have or otherwise possess which do not materially interfere with the conduct, development or marketing of the Business or Projects, as applicable, except as the Business or Projects may relate to the Retained Assets.

     (c) The Acquired Assets, Partnership Assets and KGTC Assets (other than the office building), considered as a whole, are in good condition and repair so as to be appropriate for Sellers', KGTC's and the Partnership's use, development and marketing and are free from any defects which would interfere with or impair in a material way the proposed or intended use, development and marketing by or for the benefit or account of Sellers, KGTC, the Partnerships or Buyers as applicable. There are no defects in any of the KGTC Assets, Acquired Assets or Partnership Assets. Attached hereto as SCHEDULE 3.09(c) is a true, correct and complete list of all items of work requested by various residential unit owners or others to be performed from and after the date hereof by or on behalf of Sellers, KGTC or any of the Partnerships with respect to residential units or common areas located on the Real Property of the Sellers, KGTC or Partnerships after sale to third parties including the unit in which such work was to be performed, the date of the request and the names of all subcontractors and suppliers retained in connection with the performance of such work.

     (d) Sellers, KGTC and Partnerships have complied with all applicable federal, state and local laws, rules and regulations, including, without limitation, zoning land use and Environmental Laws, all covenants, conditions and restrictions and all contractual obligations any of them or any of their Affiliates may have with respect to the KGTC Assets, the Acquired Assets, the Projects and the Partnership Assets (collectively, "Legal Requirements"). The term "Affiliate" shall mean any person, corporation, partnership or other entity that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the specified entity or person. The term

"control" as used herein (including the terms "controlled by" and "under common control with") means the possession, direct or indirect, of the power to vote fifty percent (50%) or more of the outstanding voting securities or interests of such person or entity. Sellers, KGTC and the Partnerships have operated all associations of homeowners of units located on any Real Property of Sellers, KGTC or the Partnerships at such time as the boards thereof have been controlled by Sellers, KGTC and/or the Partnerships in accordance with the declarations, articles, by-laws and other governing documents of such associations and all applicable federal, state and local laws, rules and regulations.

     (e) Attached hereto as SCHEDULE 3.09(e) is a true, correct and complete list of all bonds, letters of credit and other instruments securing the performance of Sellers, KGTC or any of the Partnerships with respect to the KGTC Assets, the Acquired Assets, the Projects or the Partnership Assets, including, without limitation, bonds or other instruments held by governmental entities or HOA's with respect to subdivision or infrastructure improvements or utilities and fidelity bonds securing the performance by Sellers, KGTC the Partnerships or boards of directors of condominium and homeowners' associations controlled by Sellers, KGTC or any of the Partnerships in connection with the construction, development, entitlement, management, marketing, operation or sale of any of the KGTC Assets, Acquired Assets, Partnership Assets or Projects.

     SECTION 3.10  HAZARDOUS MATERIALS.

     (a) For purposes hereof, "Hazardous Materials" shall mean any and all asbestos, radioactive material, hazardous waste, toxic substance, petroleum products or by-products or related material, including but not limited to those materials and substances defined as "hazardous substances," "hazardous materials," "hazardous wastes" or "toxic substances" in the Environmental Laws. For purposes hereof, "Environmental Laws" shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C.
Section 9601, ET SEQ.; the Toxic Substances Control Act, 15 U.S.C. 2601, ET seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, ET seq.; the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, ET seq.; the Federal Clean Water Act, 33 U.S.C. Section 1251, ET SEQ.; the Porter-Cologne Water Quality Act, California Water Code Section 13020, ET SEQ.; the California Health and Safety Code, Section 25100, ET SEQ.; including all amendments thereto, replacements thereof, and regulations and publications promulgated pursuant thereto, and any other federal, state or local law, rule or regulation relating to the environment (including the workplace) or regulating Use of Hazardous Materials to the extent applicable to any of the Acquired Assets, Partnership Assets, Projects or Business.

     (b) None of the KGTC Assets, Acquired Assets, Partnership Assets, Projects or Business are in violation of any Environmental Laws.

     (c) There has been no use, presence, disposal, storage, generation or release (as those terms are used in the Environmental Laws, and hereinafter collectively referred to as "Use") of Hazardous Materials on, from or under or within 2,000 feet of any of the Assets of KGTC, the Acquired Assets, Partnership Assets, or Projects during the period that

Sellers, KGTC or the Partnerships have owned the KGTC Assets, Acquired Assets, Partnership Assets or Projects, as applicable or, to the best of Sellers' knowledge, during any prior period.

     (d) No enforcement action or litigation has been brought or, to the best of any of the Sellers' knowledge threatened against, any of the Sellers, KGTC, the Partnerships, the Partnership Assets, Projects, the KGTC Assets or the Acquired Assets, during the period that Sellers or the Partnerships have owned the Acquired Assets, Partnership Assets or Projects, as applicable, or, to the best of any of Sellers' knowledge, during any prior period, nor any settlements reached by Sellers, KGTC or the Partnerships or, to the best of Sellers' knowledge, any prior owner of or other party having any interest in the KGTC Assets, Acquired Assets, Partnership Assets or Projects, as applicable, with any party or parties, alleging Use of any Hazardous Materials on, from or under the KGTC Assets, Acquired Assets, Partnership Assets or Projects, as applicable.

     (e) The scope of the representations and warranties set forth in Sections 3.10(b), (c) and (d) shall not diminish in any respect any liability of Sellers to Buyers which would otherwise exist under the Environmental Laws.

     SECTION 3.11 SUBSEQUENT CHANGES. Sellers, Thompson and Street will promptly give Buyers notice of any event or occurrence which would cause any of Sellers', Thompson's or Street's above representations and warranties to cease to be true or correct in any respect.

     SECTION 3.12 FINANCIAL STATEMENTS. Sellers have delivered to Buyers the financial statements and information, together with the notes thereto and the reports thereon which are listed on SCHEDULE 3.12, such financial statements and information of Sellers, KGTC, the Partnerships, the KGTC Assets, Acquired Assets, Partnership Assets, the Projects and Business present fairly in conformity with GAAP applied on a consistent basis, the consolidated financial position of Sellers, KGTC, the Partnerships, Projects and Business, as applicable, as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended.

     SECTION 3.13 NO INFRINGEMENT. There is no infringement by any of the Sellers, KGTC or the Partnerships upon the trademarks, trade names, patents, service marks, trade secrets, copyrights or other intellectual property rights of others, and no claim with respect thereto is pending or, to the knowledge of any of the Sellers, threatened against any of the Sellers, KGTC, Partnerships, Projects, KGTC Assets, Acquired Assets or Partnership Assets.

     SECTION 3.14 RESTRICTIONS ON BUSINESS ACTIVITIES. There is no material agreement, judgment, injunction, order or decree binding upon Sellers, KGTC, the Partnerships, Partnership Assets, Projects, KGTC Assets or Acquired Assets which has or could reasonably be expected to have the effect of prohibiting or materially impairing the continuation by Buyers, after the Acquisition, of any material business practice of Sellers or the Partnerships or the conduct of the Business by Buyers with respect to KGTC, the

Acquired Assets, KGTC Assets or the development or marketing of the Projects by the Partnerships with respect to the Partnership Assets following the Acquisition in the manner currently conducted by Sellers, KGTC and the Partnerships.

     SECTION 3.15 CERTAIN AGREEMENTS. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of Sellers or KGTC under any Plan (as defined in Section 3.16), agreement or otherwise, (b) materially increase any benefits otherwise payable under any Plan or agreement, or (c) result in the acceleration of the time of payment or vesting of any such benefits.

     SECTION 3.16 PLANS. The KGTC Assets, the Acquired Assets and/or Partnership Assets do not constitute assets of an employee benefit plan as defined in the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). All employee benefit plans, programs, policies, commitments, payroll practices, or other arrangements (whether or not set forth in a written document) covering any active, former or retired employee or consultant of Sellers are listed on SCHEDULE 3.16-A (the "Plans"). The Plan identified on
SCHEDULE 3.16-A as the Medical Insurance Plan complies with the requirements of ERISA and the Code. No Plan is covered by Title IV of ERISA or Section 412 of the Code. Neither Sellers, KGTC, the Partnerships nor any officer of Sellers, KGTC or any partners of the Partnerships have incurred any liability or penalty under Section 4975 through 4980 of the Code or Title 1 of ERISA. Except as provided on SCHEDULE 3.16-B, each Plan has been maintained and administered in all material respects in compliance with its terms and the Plan identified on
SCHEDULE 3.16-A as the Medical Insurance Plan has been maintained and administered in all material respects in compliance with the requirements prescribed by and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Plans, subject only to deviations which, in the aggregate, are not material. No suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Plan activities) is pending, or, to the knowledge of any of the Sellers, threatened, against or with respect to any such Plan. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Plans have been made or accrued. Sellers' and KGTC's Personnel Policies Manual in the form previously delivered to Buyers (the "Personnel Policies Manual") sets forth a complete summary of Sellers' standard employment practices and policies, including vacation and sick pay accrual policies and standard employment terms.

     SECTION 3.17 LABOR MATTERS. Sellers, KGTC and the Partnerships are in compliance in all material respects with all currently applicable laws and regulations respecting employment, discrimination in employment, verification of immigration status, terms and conditions of employment and wages and hours and occupational safety and health and employment practices, and are not engaged in any unfair labor practice. Except with respect to unemployment compensation claims, Sellers, KGTC and the Partnerships have not received any notice from any governmental entity, and, to the knowledge of Sellers, there has not been asserted before any governmental entity, any claim, action or proceeding to which Sellers, KGTC or the

Partnerships are a party or involving Sellers, KGTC or the Partnerships arising out of or based upon any such employment laws, regulations or practices, there is neither pending nor, to the knowledge of Sellers, threatened any investigation or hearing concerning Sellers, KGTC or any Partnerships arising out of or based upon any such employment laws, regulations or practices.

     SECTION 3.18  EMPLOYEES AND LABOR RELATIONS.

     (a) SCHEDULE 3.18-A lists the name of each full-time employee of Sellers and KGTC and their positions and present compensation levels, exclusive of bonuses and benefits.

     (b) Except with respect to unemployment compensation claims and except as provided on SCHEDULE 3.18-B, there are no pending or, to the knowledge of Sellers, threatened claims against Sellers or KGTC by any employee or former employee, and there are no material labor controversies pending or, to the knowledge of Sellers, threatened between Sellers or KGTC and any of the employees of Sellers or KGTC or any labor union or other collective bargaining unit representing any of such employees, and Sellers are not aware of any basis for such controversies.

     (c) Neither Sellers nor KGTC are a party to any collective bargaining or union contract in connection with its operation of the Business.

     (d) Except as provided on SCHEDULE 3.18-C, Sellers and the Partnerships are not a party to or bound by any consulting or employment contracts with any of the persons employed by the Business.

     SECTION 3.19 MAJOR CONTRACTS. Sellers, KGTC and the Partnerships are not parties to any contract, agreement, arrangement or understanding other than those disclosed elsewhere in this Agreement, including all Schedules (each a "Major Agreement"), which would constitute any of the following:

     (a) A union contract or any employment or consulting contract or arrangement providing for future compensation, written or oral, with any officer, consultant, director or employee which is not, by its terms, terminable by Sellers, KGTC or the Partnerships on 30 days' notice or less without penalty or obligation to make payments related to such termination.

     (b) Except as provided in the Personnel Policies Manual and except for agreements with and among Sellers', KGTC's or the Partnerships' salespeople and hosts and hostesses, a plan, contract or arrangements whether written or oral, providing for bonuses, pensions, deferred compensation, severance pay or benefits, retirement payments, profit-sharing or the like.

     (c) A joint venture contract or arrangement or any other agreement which has involved or is expected to involve a sharing of profits with other persons.

     (d) A lease for real or personal property in which the amount of payments which Sellers, KGTC or the Partnerships are required to make on an annual basis exceeds $5,000.

     (e) An instrument evidencing or related in any way to indebtedness incurred by any of the Sellers, KGTC or any of the Partnerships in the acquisition of companies or other entities or indebtedness of any of the Sellers, KGTC or any of the Partnerships for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee, leasehold obligations or otherwise.

     (f)  A material license agreement, either as licensor or licensee.

     (g) A contract with third-parties containing covenants purporting to limit the freedom of Sellers, KGTC or the Partnerships to compete in any line of business in any geographic area.

     (h) A material insurance policy or fidelity or surety bond in effect as of the date hereof.

     (i)  An agreement of indemnification.

     (j) An agreement, contract or commitment relating to capital expenditures which require future payments individually or in the aggregate in excess of $5,000 by Sellers, KGTC or the Partnerships.

     (k) An agreement, contract or commitment relating to the disposition or acquisition of any assets by Sellers, KGTC or the Partnerships which involve payments individually or in the aggregate in excess of $5,000.

     (l) A purchase order or contract for the purchase of raw materials which involves payments by Sellers, KGTC or the Partnerships individually or in the aggregate in excess of $5,000 each in excess of $25,000.

     (m) Any other agreement, contract or commitment which is material to the continued operation, development or marketing of the Business, Projects, Partnership Assets, KGTC Assets or Acquired Assets.

     Each Major Contract otherwise disclosed in this Agreement is valid and binding on Sellers, KGTC and the Partnerships, and is in full force and effect, and neither Sellers, KGTC nor the Partnerships, nor to the knowledge of any of the Sellers, any other party thereto, have (except as has been corrected) in any material way breached any provision of, or are in any material way in default under the terms of any material provisions of any such Major Contract. There is no provision under any of the Major Contracts that could potentially require Sellers, KGTC or the Partnerships to make a payment of a material amount for any liquidated damages or penalty. Except as is not material to the conduct of the Business as to the KGTC Assets, Acquired Assets or the marketing and development of the Projects as to the Partnership Assets and except as occurs in the ordinary course of business, to the knowledge of any of the Sellers, no party to any such Major Contract other than Sellers intends to cancel, withdraw, modify or amend such Major Contract.

     SECTION 3.20 DISCLOSURE. To the knowledge of Sellers, there are no facts relating to the KGTC Assets, the Acquired Assets, Partnership Assets, Projects or the Business that Sellers have failed to disclose in this Agreement (including Schedules) that would prevent Buyers from using and operating the KGTC Assets, the Acquired Assets after Closing in a manner consistent with Sellers' past practices or that would prevent the Partnerships from the development, completion and marketing of the Projects and Partnership Assets in accordance with the approved Development Plans, Marketing Studies and Cash Flow and Income Projections. To the knowledge of Sellers, the representations and warranties contained in this Article III do not contain any material untrue statement of a fact or omit to state any material fact necessary in order to make the statements and information contained in this Article III not misleading in any material way. The Schedules attached to this Agreement are accurate and complete in all material respects.

     SECTION 3.21 BROKERS, FINDERS. The transactions contemplated hereby were not submitted to Sellers by any broker, finder or other person entitled to a commission, fee or like payment thereon, and the actions of Sellers have not given rise to any claim by any person against Buyers, the KGTC Assets, the Acquired Assets, the Partnerships, Partnership Assets, Projects or Business for a commission, fee or like payment.

     SECTION 3.22 MHI OPTION AGREEMENT. MHI has full power and authority to enter into the MHI Option Agreement, perform its obligations under the MHI Option Agreement and consummate the transaction contemplated thereby. The MHI Option Agreement has been duly authorized, executed and delivered and constitutes valid and binding obligations of MHI, enforceable against MHI in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization and other similar laws of general applicability relating to creditors' rights and to general equity principles.
No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to MHI in connection with the execution, delivery and performance of the MHI Option Agreement.

     SECTION 3.23 KGTC CAPITALIZATION. The authorized Capital Stock of KGTC consists of 100,000 shares of common stock of which 52,000 are issued and outstanding. KGTC Stock represents all of the issued and outstanding equity securities of KGTC. The KGTC Stock has been duly authorized by KGTC, has been validly issued and is fully paid, non-assessable and free of preemptive or similar rights, is subject to no Liens and is owned beneficially and of record by MOHI. There is no option, warrant, call, convertible security, arrangement, agreement or commitment of any character, whether oral or written, relating to any security of, or phantom security interest in KGTC and there are no voting trusts or other agreements or understandings with respect to the voting of the capital stock of KGTC.

     SECTION 3.24 TITLE TO KGTC STOCK. MOHI is the record and beneficial owner of, and has, and will convey to Residential Sub at the Closing, good, valid and marketable title to, all of the KGTC outstanding Shares free and clear of all Liens. Other than as contemplated by this Agreement, MOHI is not party to, or bound by, any agreement, instrument, proxy or understanding restricting the transfer of the Shares.

                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF BUYERS

     Buyers represent and warrant to Sellers that the statements contained in this Article IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV).

     SECTION 4.01 ORGANIZATION OF BUYERS. Each of Buyers is a corporation duly organized and validly existing, and in good standing under the laws of the state of its incorporation.

     SECTION 4.02 AUTHORITY. Buyers have full power and authority to enter into this Agreement, perform their obligations hereunder and thereunder and consummate the transactions contemplated hereby and thereby. This Agreement has been duly authorized, executed and delivered and constitute valid and binding obligations of Buyers, enforceable against Buyers in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization and other similar laws of general applicability relating to creditors' rights and to general equity principles. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Buyers in connection with the execution, delivery and performance of this Agreement.

     SECTION 4.03 NO CONFLICT OR DEFAULT. Neither the execution and delivery of this Agreement or the Escrow Agreement, nor the consummation of the transactions contemplated hereby and thereby, will violate any statute, regulation or ordinance of any governmental authority, or conflict with or result in the breach of any provision of the charter or bylaws of Buyers or of any material agreement, deed, contract, mortgage, indenture, writ, order, decree or instrument to which either of the Buyers is a party or by which they are bound, or constitute a default (or an event which, with the lapse of time or the giving of notice, or both, would constitute a default) thereunder.

     SECTION 4.04 LITIGATION. There is no claim, litigation, action, suit or other administrative or judicial proceeding pending, and, to the knowledge of Buyers, there is no material litigation, action, suit, or other administrative or judicial proceeding threatened, against Buyers that would in any manner impair Buyers' ability to close the Acquisition, acquire the Acquired Assets, or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated hereby.

     SECTION 4.05 DISCLOSURE. To the knowledge of Buyers, there are no facts that Buyers have failed to disclose to Sellers that would prevent Buyers from closing the Acquisition, acquiring the Acquired Assets, or assuming the Assumed Liabilities. To the knowledge of Buyers, the representations and warranties contained in this Article IV do not contain any material untrue statement of a fact or omit to state any material fact necessary in order to make the statements and information contained therein not misleading in any material way.

     SECTION 4.06 BROKERS, FINDERS. The transactions contemplated hereby were not submitted to Buyers by any broker, finder or other person entitled to a commission, fee or like payment thereon, and the actions of Buyers have not given rise to any claim by any person against Sellers for a commission, fee or like payment.

     SECTION 4.07 SHARES. The issuance and sale of the Shares have been duly authorized by KREG. The Shares, when issued and paid for in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and nonassessable and free of preemptive rights.

     SECTION 4.08 WARRANTS. When issued to and paid for in accordance with this Agreement, the Warrants will have been duly authorized, will be duly and validly issued and will constitute the legal, valid and binding obligations of KREG, enforceable against KREG in accordance with their terms subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization and other similar laws of general applicability relating to creditors' rights and to general equity principles. The Warrant Shares have been duly and validly authorized and reserved for issuance upon exercise of the Warrants and, when issued upon such exercise in accordance with the terms of the Warrants at the price therein provided, will be duly and validly issued, fully paid and nonassessable and free of preemptive rights.


                                    ARTICLE V
                              PRE-CLOSING COVENANTS

     The parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

     SECTION 5.01 GENERAL. Each of the parties will use its reasonable good faith efforts to take all action and to do all things consistent with the provisions of this Agreement that are necessary, proper, or advisable to consummate and make effective the transactions contemplated by this Agreement (including satisfying the closing conditions set forth in Article II).

     SECTION 5.02  NOTICES AND CONSENTS.

     (a) The parties will give any notices to third parties and governmental authorities, and the parties will use their reasonable good faith efforts, without cost or liability to such parties, to obtain any third-party and governmental consents, that may be required in connection with the consummation of the Acquisition.

     (b) Each of the parties will take any additional action, consistent with the provisions of this Agreement and without cost or liability to such parties, that may be reason-ably necessary, proper or advisable in connection with any other notices to, filings with, and authorizations, consents and approvals of governments, governmental agencies and third parties that it may be required to give, make or obtain.

     SECTION 5.03 PRE-CLOSING OPERATION OF THE BUSINESS. Sellers shall operate the Business and cause the Partnerships to operate the Projects in the ordinary course consistent with Sellers', KGTC's and Partnerships' past practice and maintain the Acquired Assets and Partnership Assets in normal operating condition and repair in a manner consistent with Sellers' and the Partnerships' past practice, with only such material deviations as shall be approved by Buyers, which approval shall not be unreasonably withheld. Without limiting the generality of the foregoing, during said period Sellers shall not do, and shall not permit KGTC to do any of the following, unless otherwise consented to by Buyers in writing, which consent shall not be unreasonably withheld:

     (a) Transfer any of the KGTC Assets, Acquired Assets or Partnership Assets or create or, except as existing on the date hereof, permit or suffer to exist on any of the KGTC Assets, Acquired Assets or Partnership Assets any Liens, except in each case in the ordinary course of business consistent with Sellers', KGTC's and the Partnerships' past practice.

     (b) Enter into, extend or renew any Major Contracts or any other contracts or other commitments regarding the KGTC Assets, Acquired Assets, Partnership Assets or the Assumed Liabilities of the type that would be required to be disclosed under this Agreement in a Schedule, other than in the ordinary course of business consistent with Sellers', KGTC's and the Partnerships' past practice.

     (c) Fail to keep in effect all insurance coverage described on SCHEDULES 1.01-H AND 1.01-HI or fail to use reasonable and timely efforts to comply with all reasonable requirements of the insurance companies and others with respect to such coverage.

     (d)  Violate any Legal Requirements.

     (e) Fail to make all payments of principal and interest due under loans secured by the KGTC Assets, Acquired Assets and/or Partnership Assets or otherwise willfully take action (other than the transfer of the Acquired Assets at the Closing, the preparations to make such transfer, and the execution and preparation of this Agreement) which would result in a default thereunder that would permit the holder thereof to declare the indebtedness secured thereby to be in default or accelerate the maturity thereof.

     (f) Fail to pay before delinquency any Taxes levied, imposed or assessed in connection with the ownership, occupancy, use or operation of the KGTC Assets, Acquired Assets, and/or Partnership Assets, unless such Taxes are being contested in good faith by Sellers and adequate provision shall have been made with respect thereto in Sellers' financial statements.

     (g) Take any action that would cause any of the Permits and Licenses of Sellers, KGTC or the Partnerships to be terminated or revoked prior to expiration except in the ordinary course of business and undertake in a timely manner all material actions reasonably required in the ordinary course of business to extend and/or renew the same.

     (h) Adopt any employee bonus plan inconsistent with the arrangement described in Section 3.16.

     (i) Take any action that would cause any of the representations and warranties set forth in Article III to become untrue in any material way.

     (j) Modify the current compensation of managers, officers, directors, or employees.

     SECTION 5.04 NOTICE OF DEVELOPMENTS. Sellers shall give prompt written notice to Buyers of any material development affecting the KGTC Assets, Acquired Assets, Partnership Assets, or Assumed Liabilities or affecting the business, financial condition, operations, results of operations or future prospects of the Business or Projects. Each party will give prompt written notice to the others of any material development affecting the ability of the parties to consummate the transactions contemplated by this Agreement. In addition to the foregoing, Sellers will use reasonable efforts to notify Buyers as soon as practicable if any person or entity makes any written proposal or offer of the type referred to in Section 5.05 below and will inform Buyers as to the content thereof. No disclosure by any party pursuant to this Section 5.04 shall, however, be deemed to amend or supplement any Schedule delivered by Sellers under this Agreement or to prevent or cure any misrepresentation, breach of warranty or breach of covenant.

     SECTION 5.05  EXCLUSIVITY.  Sellers will not, and will not permit KGTC to
(i) take any action to solicit, initiate, encourage, or assist the submission of any proposal, negotiation, or offer from any person or entity other than Buyers for the acquisition, sale, or transfer of any of the equity interests or any material part of the assets of Sellers, KGTC or the Partnerships (other than sales in the ordinary course of business and except assets which are included in Retained Assets); (ii) sell or transfer or offer to sell or transfer any of the equity interests or any material part of the assets of Sellers, KGTC or Partnerships (other than sales in the ordinary course of business and other than assets which are included in Retained Assets) to any person or entity other than Buyers; or (iii) disclose financial or other information relating to Sellers, KGTC or the Partnerships to any person or entity other than Buyers for such purpose. Buyers agree to suspend all material efforts to acquire other building companies and shall not expend substantial efforts to investigate any such acquisition or seek financing for any such acquisitions.

     SECTION 5.06 CONFIDENTIALITY. After the date hereof and prior to the Closing, no party to this Agreement will directly or indirectly make or cause to be made any public announcement or disclosure, or issue any notice with respect to this Agreement or the transactions contemplated hereby without advising the other parties hereto and providing such parties with a reasonable opportunity to comment thereon.

     SECTION 5.07 BUYERS' INVESTIGATION. Buyers shall be allowed to conduct an examination of the Business, Acquired Assets, Projects and Partnership Assets, and perform a due diligence inspection with respect thereto ("Due Diligence Review") until the Closing Date. The scope of the Due Diligence Review shall be determined at Buyers' sole discretion. Seller shall use reasonable good faith efforts to facilitate Buyer's Due Diligence Review between the date hereof and the Closing Date.

     SECTION 5.08 MAINTENANCE OF INSURANCE BENEFITS. Sellers shall not terminate or relinquish and shall not permit the Partnerships to terminate or relinquish any of their insurance coverage except in the ordinary course of business. To the extent that any insurance coverage carried by Sellers or the Partnerships is cancelled or not renewed without the consent of Buyers, Sellers and KGTC shall use reasonable efforts to replace such coverage with comparable coverage.


                                   ARTICLE VI
                             POST-CLOSING COVENANTS

     The parties agree as follows with respect to the period following the
Closing:

     SECTION 6.01 FURTHER ASSURANCES. In case at any time after the Closing any further action is necessary or desirable to carry out the intent of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as the other party reasonably may request, all at the cost and expense of the requesting party (unless the action requested is made the obligation of the requested party pursuant to another provision of this Agreement); provided that nothing contained in this Section 6.01 is intended to negate, impair, or diminish any indemnification right or obligation under Article VII. In addition, after the Closing Buyers and Sellers shall provide notice of the Acquisition to parties with whom Sellers, KGTC and the Partnerships have contractual relationships advising them of the Acquisition and of appropriate addresses for future notices to Sellers and to Buyers.

     SECTION 6.02  LITIGATION SUPPORT AND INSURANCE CLAIMS.

     (a) In the event, and for so long as, any party is actively contesting or defending against any charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand brought by any party other than another party to this Agreement in connection with (i) any transaction contemplated under this Agreement, (ii) the Business, (iii) any Retained Asset, Acquired Asset, Partnership Assets, Assumed Liability or Assets of KGTC or (iv) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Business or Projects or the operation thereof or the Acquired Assets, Assets of KGTC, or Partnership Assets, including tax audits and preparation of tax returns, the other parties will cooperate with the contesting or defending party and its counsel in the contest or defense, make available their personnel to provide testimony or information, and provide access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party; provided that nothing contained in this Section 6.02 shall be construed to negate, diminish or impair any indemnification right or obligation under Article VII.

     (b) Without limiting the provisions of subsection (a) above, Sellers agree that they will reasonably facilitate and cooperate in the making of all claims under the insurance policies included within Sellers' Past and Existing Insurance Rights that Buyers may reasonably request with respect to Acquired Assets, Assets of KGTC, Partnership Assets and Assumed Liabilities. In making such claims, Sellers shall use diligent efforts and shall remain under the direction of Buyers. Buyers shall reimburse Sellers for those expenses incurred by Sellers at the request of Buyers in the pursuit of such claims.

     SECTION 6.03 TRANSITION. Sellers will not take any action that primarily is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate connected with the operation of the Business or Projects from maintaining the same business relationships with Buyers after the Closing as it maintained with the Business prior to the Closing.

     SECTION 6.04 CONTINUED USE OF NAME. Sellers shall refrain from commercially using the names "Kathryn G. Thompson Homes," "Kathryn G. Thompson Construction" and "Kathryn G. Thompson" or any derivation or extrapolation thereof in any way following the Closing other than in connection with the sale or other disposition of any of the Retained Assets and the filing of any required tax returns, unless such use shall have been consented to in advance by Buyers. Upon the request of Buyers, KGTCC shall change its name after the Closing.

     SECTION 6.05  POST-CLOSING EMPLOYEE MATTERS AND TRANSITION PERIOD PAYMENTS.

     (a) EMPLOYEES. All persons who are employed by Sellers as of the Closing Date shall remain as employees of record of Sellers during the Transition Period (unless terminated by Sellers). "Transition Period" shall mean the period beginning on the Closing Date and ending up to 90 days thereafter or at such later time as may be determined by Buyers as being necessary in connection with the valid transfer of any of the Permits and Licenses. All direct Personnel Costs and other costs of employing such persons during such portion of the Transition Period as they remain employed by Sellers shall be paid by Sellers. "Direct Personnel Costs" shall mean all wages and other compensation paid to or earned by employees, the cost of medical, dental and all other employee health insurance benefits, workers' compensation insurance premiums, and payroll taxes paid or withheld on the employee's behalf. The Sellers retain decision making authority regarding such employees during the Transition Period. Buyers (other than KREG) and Sellers shall cooperate to identify those employees of the Sellers who should become employees of Buyers or their Affiliates (other than KREG) during or upon the expiration of the Transition Period in order to effect an orderly transfer of management of the Business and the Acquired Assets to Buyers (other than KREG). All Direct Personnel Costs and other costs of employing such persons following the date such persons are employed by Buyers or their Affiliates (other than KREG) shall be paid by Buyers or their Affiliates (other than KREG). Sellers acknowledge and agree that the employees of Sellers associated with the Retained Assets are not to be considered with respect to the calculation of Direct Personnel Costs and such persons shall not become employees of Buyers after the expiration of the Transition Period.

     (b) CERTAIN EMPLOYEE BENEFITS. Buyers or their Affiliates shall be responsible for any accrued wages, vacation, bonuses or severance obligations to employees related to periods up to the earliest to occur of (a) the date on which the employee is terminated, (b) the date on which the employee is employed by Buyers or their Affiliates (other than KREG), and (c) the end of the Transition Period, computed based upon the years of service and compensation levels as of the end of such period. Buyers or their Affiliates (other than KREG) shall be responsible for all wages, vacation, bonuses and severance obligations to employees of Buyers or their Affiliates (other than KREG) accruing with respect to periods following their employment by Buyers or their Affiliates (other than KREG).

     (c) TRANSITION PERIOD PAYMENTS. On a monthly basis during the Transition Period, Buyers or their Affiliates shall pay to KGTCC such amounts of the monthly payments received by Buyers or their Affiliates pursuant to Section 10 of that certain Development Services Agreement dated as of April 4, 1994, originally by and between AV Partnership, KGTC, KGTCC, Thompson and Street (the "Development Services Agreement") necessary to pay as they become due after the Closing Date the Direct Personnel Costs and such other overhead costs and expenses described in Section 10 of the Development Services Agreement.

     SECTION 6.06 LIABILITY INSURANCE. Following the Closing, Sellers, Thompson and Street shall continue to have responsibility for maintaining Sellers' Existing and Past Insurance Rights (as listed on SCHEDULE 2.02-(c)). In connection therewith, the corporate existence of KGTCC shall at all times be maintained. All necessary steps will be taken by Sellers to cause Buyers to be named as additional insureds under such policies at the Closing.

     SECTION 6.07 SHARING OF CONTRACT RIGHTS. The parties recognize that certain of Sellers' existing contracts, agreements and arrangements will relate directly or indirectly to both Acquired Assets and Retained Assets. Accordingly, the parties agree that they shall cooperate in good faith in the post-Closing administration of such contracts, agreements and understandings with a view toward allocating those rights and obligations thereunder relating to the Acquired Assets to Buyers and allocating those rights and obligations thereunder relating to the Retained Assets to Sellers.

     SECTION 6.08  COVENANT NOT TO COMPETE.

     (a) The Sellers, Thompson and Street acknowledge and agree that the Sellers' and KGTC's reputation and goodwill are an integral part of its business success. If Sellers, Thompson or Street deprives Buyers of any of Sellers' or KGTC's goodwill or in any manner utilizes their reputation and goodwill in competition with Buyers in violation of the terms of this Section 6.08, Buyers will be deprived of the benefits they have bargained for pursuant to this Agreement. Therefore, as an inducement for Buyers entering into this

Agreement and consummate the Acquisition, (A) Sellers hereby agree that at all times following the Closing Date, except with respect to (i) the continued development of the existing projects of Ameracor Laguna Audubon Company referred to as Vista I and II ("Vistas I & II"), and (ii) any contractual relationship between the Sellers, Thompson or Street, and Buyers or any of Buyers' Affiliates, Sellers will not, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be connected as a shareholder, director, officer, employee, partner, consultant or otherwise with, any business, firm, entity or organization, which, directly or indirectly, is engaged in any business that would be competitive with the Business, the Projects or any business or operations of Buyers, the Partnerships or any of their Affiliates (without regard to geographic proximity or product type), and (B) each of Thompson and Street hereby agree that for a period commencing on the date hereof and ending on the date that is in five (5) years following the date upon which they respectively cease to be either an officer or director of any of Buyers, they will not, except (i) with respect to Vistas I & II, and (ii) as permitted above and except with respect to any relationship between them and Buyer or any of Buyer's Affiliates, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be connected as a shareholder, director, officer, employee, partner, consultant or otherwise with, any business, firm, entity or organization, which, directly or indirectly, is engaged in any business that would be competitive with the Business, Projects or any business or operations of Buyers, Partnerships or any of their Affiliates (without regard to geographic proximity or product type). In the event that Thompson or Street is terminated without cause from all forms of employment by Buyers and their Affiliates, or if Buyers determine to no longer continue the Business or if the annual base compensation of Thompson or Street, as the case may be, is reduced below $240,000 without cause, then Thompson or Street, as the case may be, shall no longer be bound by the provisions of this Section 6.08, and in the case of Thompson, the License Agreement shall thereafter become a non-exclusive right to use the name "Kathryn G. Thompson" and derivation or extrapolation thereof.

     (b) The parties to this Covenant Not to Compete acknowledge and agree that the time, scope and other provisions of this Section 6.08 have been specifically negotiated by sophisticated, commercial parties and specifically hereby agree that such time, scope and other provisions are reasonable under the circumstances. Buyers, Sellers, Thompson and Street further agree that if, at any time, despite the express agreement of the parties to this Covenant Not to Compete, a court of competent jurisdiction holds that any portion of this
Section 6.08 is unenforceable by reason of its being too extensive in any respect, it shall be interpreted to extend only over the maximum period of time for which it may be enforceable and over the maximum geographical area as to which it may be enforceable and to the maximum extent in all other respects as to which it may be enforceable, all as determined by the court in any action.

     (c) Sellers, Thompson and Street acknowledge that a breach of the covenant contained in this Section 6.08 will cause irreparable damage to Buyers, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, Sellers, Thompson and Street agree that in the event of a breach of the-covenant contained in this
Section 6.08, in addition to any other remedy which may be available at law or in equity, Buyers shall be entitled, in addition to any other rights or remedies existing in its favor, to specific performance and injunctive relief, without posting bond or other security.

     SECTION 6.09 KREG BOARD REPRESENTATION. After the Closing Date, Sellers shall be permitted to jointly nominate one (1) person for election to the Board of Directors of KREG and one (1) additional director following the second anniversary of the Closing Date.

     SECTION 6.10 INCENTIVE COMPENSATION. To the extent Thompson and Street become executive officers of Buyers or their Affiliates, an incentive compensation plan shall be adopted to provide for the ability to receive 30% in the aggregate of the annual net profits from the operations of the Business, after Buyers have received a 20% cumulative annual preferred return on $2.2 million.

     SECTION 6.11 TAX ELECTION FORMS. MOHI, KGTC, Thompson, Street and Residential Sub agree (i) to jointly make an election and to prepare and deliver for filing with the IRS on the Closing Date, election forms to treat the sale of the KGTC Stock as an asset sale under Section 338(h)(10) of the Internal Revenue Code of 1986 (such election forms are herein referred to as the "Tax Election Forms," copies of which are attached hereto as EXHIBIT B); and (ii) to jointly make an election and to prepare, and deliver for filing in connection with their next annual California tax returns, such documents as are necessary in order to make a corresponding election under the California Revenue and Taxation Code.

     SECTION 6.12  NOTES.  Residential Sub shall deliver the Notes pursuant to
Section 1.03(f) to each of Thompson and Street.

                                   ARTICLE VII
                                 INDEMNIFICATION

     SECTION 7.01 SURVIVAL. All of the representations, warranties and covenants of Buyers, Sellers, Thompson and Street contained in this Agreement (other than the provisions of Sections 6.08, 7.02(b) and 7.03(c), which shall survive and operate in accordance with their respective terms) shall survive the Closing and continue in full force and effect until the end of the thirty-sixth
(36th) full month following the Closing Date (the "Expiration Date").

     SECTION 7.02  INDEMNIFICATION PROVISIONS FOR BENEFIT OF BUYERS.

     (a) In the event Sellers, Thompson or Street ("Seller Indemnitors") breach any of their representations, warranties, and covenants contained in this Agreement, and provided that Buyers make a written claim for indemnification against Seller Indemnitors on or prior to the Expiration Date, then such of the Seller Indemnitors that have breached their representations, warranties or covenants agree to indemnify Buyers from and against the entirety of any Damages Buyers may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by the breach; provided, however, that the amount of such Damages either on a per occurrence basis or in the aggregate for multiple occurrences is greater than or equal to $10,000; and provided, further, that the aggregate amount of indemnification payable by Thompson and Street shall be limited ("Indemnification Limit") to an aggregate of (i) a return of the Shares together with an amount equal to the proceeds from any sale or disposition of any of the Shares, (ii) a return of the Warrants together with an amount equal to the proceeds from any sale or disposition of any of the Warrants or the underlying Shares, (iii) the cancellation of the Notes and the return of any amounts paid thereon, and (iv) the reduction of any incentive compensation which may thereafter be payable to Thompson or Street pursuant to any employment arrangement between them and any of Buyers or their Affiliates. With respect to the Indemnification Limit, Buyers shall have full discretion to decide which of items (i) through (iv) above shall be used to satisfy, at any time, Seller Indemnitors' obligations pursuant to any provision of Section 7.02(a) or (b). For purposes of this Agreement, "Damages" shall mean all out-of-pocket charges, complaints, actions, suits, proceedings, hearings, investigations, claims, demands, judgments, orders, decrees, stipulations, injunctions, losses, damages, punitive damages, treble damages, dues, deficiencies, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, interests, and fees, including all fees, disbursements and expenses of counsel, experts and consultants and court costs. To the extent that any representation or warranty contained in Article III is not true and correct in all respects, Seller Indemnitors shall indemnify Buyers (up to the Indemnification Limit) for the cost of any necessary or desirable repair, clean-up, detoxification, closure or other remedial action with respect to Use of Hazardous Materials on, from or under or in connection with any Acquired Asset or Partnership Asset. Seller Indemnitors agree that Buyers shall have the right to offset any Damages against the Shares, Notes, Warrants and incentive compensation referred to above. Buyers agree that there shall be no recourse to Thompson or Street for the breach by Sellers of Sellers' obligations under this Agreement.

     (b) Thompson and Street (up to the Indemnification Limit) and Sellers (without limitation) agree at all times after the date of this Agreement to indemnify, protect, defend and hold harmless Buyers from and against any and all Damages directly or indirectly arising from any (i) misrepresentation of Sellers, Thompson or Street contained herein to the extent Sellers, Thompson or Street are responsible for such misrepresentations, (ii) breach of any warranty or covenant of Sellers Thompson or Street contained herein to the extent Sellers, Thompson or Street are responsible for such breach, or (iii) personal injury, property damage, contractual or other claims in connection with the Retained Assets, KGTC Assets, Acquired Assets or the Business; provided that such claims for Damages are attributable to events or acts or omissions during the period on or before Closing Date; and provided, further, that the amount of such Damages either on a per occurrence basis or in the aggregate for multiple occurrences is greater than or equal to $10,000.

     SECTION 7.03  INDEMNIFICATION PROVISIONS FOR BENEFIT OF SELLERS.

     (a) In the event Buyers breach any of their representations, warranties, and covenants contained in this Agreement, and provided that Sellers, Thompson or Street ("Seller Indemnitees") make a written claim for indemnification against Buyers on or prior to the Expiration Date, then Buyers agree to indemnify Seller Indemnitees from and against the entirety of any Damages Seller Indemnitees may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by the breach; provided, however, that the amount of such Damages either on a per occurrence basis or in the aggregate for multiple occurrences is greater than or equal to $10,000.

     (b) Buyers (other than KREG) agree to indemnify Seller Indemnitees from and against any and all Damages Seller Indemnitees may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Assumed Liability to the extent such damages have been caused solely by the acts or omissions of Buyers (other than KREG) after the Closing Date; it being understood and agreed by all parties hereto that KREG shall have no responsibility, liability or obligation of any kind whatsoever with respect to any of the Assumed Liabilities; provided, however, that the amount of such Damages either on a per occurrence basis or in the aggregate for multiple occurrences is greater than or equal to $10,000.

     (c) KREG agrees at all times after the date of this agreement to indemnify Seller Indemnitees from and against any and all Damages Seller Indemnitees may suffer resulting from, arising out of, relating to, in the nature of, or caused solely by the acts or omissions of KREG prior to or after the Closing Date; it being understood and agreed by all parties hereto that KREG shall have no responsibility, liability or obligation of any kind whatsoever with respect to any of the Assumed Liabilities other than the KREG Guarantee if executed and delivered; provided, however, that the amount of such Damages either on a per occurrence basis or in the aggregate for multiple occurrences is greater than or equal to $10,000.

     SECTION 7.04  MATTERS INVOLVING THIRD PARTIES.

     (a) If any third party shall notify any party hereto (the "Indemnified Party") with respect to any matter which may give rise to a claim for indemnification against the other party hereto (the "Indemnifying Party") under this Article VII, then the Indemnified Party shall notify the Indemnifying Party thereof promptly; PROVIDED, HOWEVER, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any liability or obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is damaged. In the event the Indemnifying Party notifies the Indemnified Party within 15 days after the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense thereof, (i) the Indemnifying Party will defend the Indemnified Party against the matter with counsel of the Indemnifying Party choice reasonably satisfactory to the Indemnified Party, (ii) the Indemnified Party may retain separate co-counsel at its sole cost and expense (except that the Indemnifying Party will be responsible for the fees and expenses of the separate co-counsel to the extent the Indemnified Party reasonably concludes that the counsel the Indemnifying Party has selected has a conflict of interest), (iii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the matter without the written consent of the Indemnifying Party (not to be withheld unreasonably), and
(iv) the Indemnifying Party will not consent to the entry of any judgment with respect to the matter, or enter into any settlement which does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all Liability with respect thereto, without the written consent of the Indemnified Party (not to be withheld unreasonably). In the event the Indemnifying Party fails to notify the Indemnified Party within 15 days after the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense thereof, the Indemnified Party may defend against, or enter into any settlement with respect to, the matter in any manner it reasonably may deem appropriate.

     (b) With respect to those third party claims referred to in Section 7.02(b) above, Sellers and Buyers agree that, in furtherance of the principles set forth in Section 7.02, they shall work together to coordinate their defense efforts; PROVIDED, HOWEVER, that such agreement shall in no way restrict the ability of Buyers to take any necessary action to cause Sellers to be added as a co-defendant to any legal action. If Damages shall at any time be assessed against Buyers in connection with any such third-party claim and as a result thereof Sellers shall make an indemnification payment to Buyers pursuant to
Section 7.02(b) above, then Buyers agree that it shall take all necessary action to cause Sellers to be subrogated to Buyers' rights as against third parties with respect to such claim, including rights to equitable contribution, up to an amount equal to the amount of the indemnification payment actually made by Sellers.

                                  ARTICLE VIII
                                   TERMINATION

     SECTION 8.01 TERMINATION OF AGREEMENT. This Agreement may be terminated prior to Closing in the manner provided below:

           (i) Buyers and Sellers may terminate this Agreement by mutual written consent at any time prior to the Closing.

          (ii) If Buyers are not in material breach of their obligations under this Agreement, Buyers may terminate this Agreement by giving written notice to Sellers at any time prior to the Closing in the event that Sellers are in breach of any material representation, warranty or covenant contained in this Agreement in any material respect and such breach has not been promptly cured after such notice has been delivered, which notice shall be in reasonable detail.

          (iii) If Sellers are not in material breach of its obligations under this Agreement, Sellers may terminate this Agreement by giving written notice to Buyer at any time prior to Closing in the event that Buyer is in breach of any material representation, warranty or covenant contained in this Agreement in any material respect and such breach has not been promptly cured after such notice has been delivered, which notice shall be in reasonable detail.

          (iv) Buyers may terminate this Agreement at any time prior to the Closing Date if Buyers disapprove the Due Diligence Review in Buyers' sole discretion.

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

          (v) Either of Buyers or Sellers may terminate this Agreement by giving written notice to the other if the Closing shall not have occurred on or prior to the Closing Date.

     SECTION 8.02 EFFECT OF TERMINATION. If any party shall terminate this Agreement pursuant to Section 8.01 above, all obligations of the parties hereunder shall terminate, except as set forth in Section 5.06. Notwithstanding the foregoing, in the event of a breach of this Agreement by any party hereto, nothing herein shall limit the remedies at law or in equity of the other parties with respect thereto.

                                   ARTICLE IX
                                  MISCELLANEOUS

     SECTION 9.01 NO THIRD-PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any person or entity other than the actual parties hereto, the partners of Sellers, and their respective successors and permitted assigns.

     SECTION 9.02 ENTIRE AGREEMENT. This Agreement (together with the Schedules hereto) constitute the entire understanding and agreement of the parties with respect to the subject matter hereof and thereof and supersede the Letter of Intent dated August 15, 1994, and all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto except the Confidentiality Agreement, which shall continue in full force and effect.

     SECTION 9.03 SUCCESSION AND ASSIGNMENT. Buyers shall not assign their rights under this Agreement without Sellers' prior written consent, which Sellers shall not unreasonably withhold as to an assignment to a wholly owned subsidiary of Buyer, PROVIDED that no such assignment shall relieve Buyers of any obligation hereunder and Buyers shall continue to be fully liable and responsible therefor. Sellers shall not assign their respective rights and obligations under this Agreement without Buyers' prior written consent. Any other attempted transfer or assignment of this Agreement shall be null and void.

     SECTION 9.04 HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 9.05 NOTICES. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given if it is sent by registered or certified mail, postage prepaid, or sent by prepaid overnight courier or confirmed telecopier, and addressed to the intended recipient as set forth below:

     If to Sellers: c/o Kathryn G. Thompson Company
                    95 Argonaut, Suite 200
                    Aliso Viejo, California  92656
                    Attention: Kathryn G. Thompson and J. Harold Street with copy to: Palmieri, Tyler, Wiener, Wilhelm & Waldron
                    2603 Main Street
                    East Tower, Suite 1300
                    Irvine, California  92714
                    Attention:  Dennis G. Tyler, Esq.

     If to Buyers:  Koll Real Estate Group
                    4343 Von Karman Avenue
                    Newport Beach, California  92660
                    Attention:  Raymond J. Pacini

     with copy to:  Brobeck, Phleger & Harrison
                    4675 MacArthur Court
                    Suite 1000
                    Newport Beach, California  92660
                    Attention:  Gregory W. Preston, Esq.

Such communications shall be effective when they are received by the addressee thereof. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

     SECTION 9.06 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Delaware.

     SECTION 9.07 AMENDMENTS AND WAIVERS. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyers and Sellers. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     SECTION 9.08 SEVERABILITY. Any provision of this Agreement which is found by a court of competent jurisdiction to be illegal, invalid or unenforceable shall be deemed severed from the Agreement and shall not affect the continuing legality, validity or enforceability of the remaining terms and provisions.

     SECTION 9.09 CONSTRUCTION. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. Any reference to any federal, state, commonwealth, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Nothing in the Schedules attached to and made part of this Agreement shall be deemed adequate to disclose an exception to a representation or warranty made herein unless a reasonable person would conclude that the particular Schedule relating to such warranty or representation identifies the exception with sufficient detail and particularity to give reasonable notice thereof or, if the

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

disclosure is made in a different Schedule and not in the particular Schedule relating to such warranty or representation, such Schedule identifies such exception with sufficient particularity so that a reasonable person reading this Agreement and Schedules with the keen interest that could normally be attributed to someone making a commitment as substantial as that the Buyers will be making by closing based on the terms of this Agreement and Schedules hereto would recognize the matter as an exception to such warranty and representation. The parties intend that each representation, warranty, and covenant contained herein shall have independent significance.

     SECTION 9.10 INCORPORATION OF SCHEDULES. The Schedules identified in this Agreement are incorporated herein by reference and made part hereof.

     SECTION 9.11 TIME OF THE ESSENCE. Time is of the essence of every provision of this Agreement.

     SECTION 9.12 ATTORNEYS' FEES. In the event of any litigation between Buyers and Sellers arising under or relating to this Agreement or the transactions contemplated hereby, the prevailing party shall be entitled to recover its reasonable attorneys' fees and court costs incurred, including but not limited to attorneys' fees after the award, and prior to the payment, of any judgment or other settlement.

     SECTION 9.13 BUSINESS DAY. The term "Business Day" shall mean any day other than a Saturday, Sunday or day on which banks in California are authorized to be closed for business.

     SECTION 9.14 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                              KOLL REAL ESTATE GROUP, INC.


                              By:/s/ RAYMOND J. PACINI
                                 -----------------------
                                    Raymond J. Pacini
                                    Executive Vice President and Chief
                                    Financial Officer

                              KATHRYN G. THOMPSON COMPANY, a Delaware
                              corporation

                              By:/s/ RAYMOND J. PACINI
                                 -----------------------
                                    Raymond J. Pacini
                                    Executive Vice President and Chief
                                    Financial Officer

                              THE OCEANSIDE COMPANY

                              By:/s/ RAYMOND J. PACINI
                                 -----------------------
                                    Raymond J. Pacini
                                    Executive Vice President and Chief
                                    Financial Officer


                              KATHRYN G. THOMPSON CONSTRUCTION COMPANY, a
                              California corporation


                              By:/s/ KATHRYN G. THOMPSON
                                 -------------------------
                                    Kathryn G. Thompson
                                    Chief Executive Officer


                              MONTARA OCEANSIDE HOMES, INC., a California corporation


                              By:/s/ KATHRYN G. THOMPSON
                                 -------------------------
                                    Kathryn G. Thompson
                                    Chief Executive Officer


                              By:/s/ J. HAROLD STREET
                                 ----------------------
                                    J. Harold Street
                                    President

                              MYSTRA HOMES, INC., a California corporation


                              By:/s/ KATHRYN G. THOMPSON
                                 -------------------------
                                    Kathryn G. Thompson
                                    Chief Executive Officer

                              /s/ KATHRYN G. THOMPSON
                              -------------------------
                                  KATHRYN G. THOMPSON

                              /s/ J. HAROLD STREET
                              ----------------------
                                  J. HAROLD STREET